Post-Qualification Offering Circular Amendment No.1

File No. 024-11942

OFFERING CIRCULAR

Elray Resources, Inc.

1,000,000,000 Shares of Common Stock

This Post-Qualification Offering Circular Amendment No. 1 (the “PQA”) amends the Offering Statement of Elray Resources, Inc., a Nevada corporation, filed on July 19, 2022, and qualified on July 28, 2022, and as may be amended and supplemented from time to time, to add 1,000,000,000 additional shares of common stock to be offered by our company pursuant to this PQA, for a revised maximum of 2,000,000,000 shares of common stock.

By this Offering Circular, Elray Resources, Inc., a Nevada corporation, is offering for sale a maximum of 2,000,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $0.0005 per share (the price to be fixed by a post-qualification supplement), pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments.

Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of the SEC’s qualification of the Offering Statement of which this Offering Circular forms a part; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Shares	Price to Public	Commissions (1)	Proceeds to Company (2)
Common Stock	2,000,000,000	$0.0005	$-0-	$1,000,000

(1)

We do not intend to offer and sell the Offered Shares through registered broker-dealers or utilize finders. However, should we determine to employ a registered broker-dealer of finder, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.

(2)	Does not account for the payment of expenses of this offering estimated at $15,000. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “ELRA” in the OTC Pink marketplace of OTC Link. On October 21, 2022, the closing price of our common stock was $0.0007 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of Class B Preferred Series, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Class B Preferred Series has the following voting rights: each outstanding share of Class B Preferred Series may vote the equivalent of 1,000 shares of our common stock on all matters submitted to our shareholders. The owner of all outstanding shares of the Class B Preferred Series will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

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THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

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No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to Qualified Purchasers” (page 19). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Post-Qualification Offering Circular Amendment No. 1 is October 24, 2022.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to Elray Resources, Inc., a Nevada corporation, including its subsidiaries.

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Our Company

Our company, Elray Resources, Inc., was incorporated in the State of Nevada on December 13, 2006.

In 2011, we entered into a purchase agreement (the “Splitrock Agreement”), as amended, with Splitrock Ventures (BVI) Limited (“Splitrock”), a company engaged in the online gaming business, pursuant to which we acquired gaming intellectual property, gaming domains, trademarks and player databases. In conjunction with the Splitrock Agreement, our current Chief Executive Officer, Anthony B. Goodman, Donald Radcliffe and Roy Sugarman were elected as our new Board of Directors. Messrs. Radcliffe and Sugarman have since resigned. Our strategy is to provide online gaming to players in markets where such activities are legal. (See “Business”).

Offering Summary

Securities Offered	2,000,000,000 shares of common stock, par value $0.001 (the Offered Shares).
Offering Price	$0.0005 per Offered Share.
Shares Outstanding Before This Offering	2,405,612,176 shares issued and outstanding as of the date hereof.
Shares Outstanding After This Offering	4,405,612,176 shares issued and outstanding, assuming the sale of all of the Offered Shares hereunder.
Minimum Number of Shares to Be Sold in This Offering	None
Disparate Voting Rights

Our outstanding shares of Class B Preferred Series possess superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. The Class B Preferred Series has the following voting rights: each outstanding share of Class B Preferred Series may vote the equivalent of 1,000 shares of our common stock on all matters submitted to our shareholders. The owner of all of the outstanding shares of the Class B Preferred Series will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and (“Security Ownership of Certain Beneficial Owners and Management”).

Investor Suitability Standards

The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “ELRA” in the OTC Pink marketplace of OTC Link.
Termination of this Offering

This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Use of Proceeds	We will apply the proceeds of this offering for general and administrative expenses and working capital. (See “Use of Proceeds”).
Risk Factors

An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

Corporate Information

Our principal executive offices are located at 3651 Lindell Road, Suite D131, Las Vegas, Nevada 89103 3651 Lindell Road, Suite D131, Las Vegas, Nevada 89103; our telephone number is 702-318-7548; our corporate website is located at www.elraygaming.com. No information found on our company’s website is part of this Offering Circular.

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Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Associated with the COVID-19 Pandemic

It is possible that the Coronavirus (“COVID-19”) pandemic could cause long-lasting stock market volatility and weakness, as well as long-lasting recessionary effects on the United States and/or global economies. Should the negative economic impact caused by the COVID-19 pandemic result in continuing long-term economic weakness in the United States and/or globally, our ability to expand our business would be severely negatively impacted. It is possible that our company would not be able to sustain during any such long-term economic weakness. The COVID-19 pandemic has, to date, had minimal impact on our operations.

Risks Related to Our Company

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. We have incurred losses in prior periods. For the six months ended June 30, 2022, we incurred a net loss of $599,004 (unaudited) and, as of that date, we had an accumulated deficit of $35,508,132 (unaudited). For the year ended December 31, 2021, we incurred a net loss of $1,091,825 (unaudited) and, as of that date, we had an accumulated deficit of $34,909,128 (unaudited). Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

Our financial statements are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied. We are not required to have our financial statements audited by a firm that is certified by the Public Company Accounting Oversight Board (“PCAOB”). As such, we do not have a third party reviewing the accounting. We may also not be up to date with all publications and releases released by the PCAOB regarding accounting standards and treatments. This circumstance could mean that our unaudited financials may not properly reflect up to date standards and treatments resulting misstated financials statements.

There is doubt about our ability to continue as a viable business. We have not earned a profit from our operations during recent financial periods. There is no assurance that we will ever earn a profit from our operations in future financial periods.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to establish our business strategies. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

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We do not have a successful operating history. For the year ended December 31, 2021, and the six months ended June 30, 2022, we generated no revenues and reported a net loss from operations, which makes an investment in the Offered Shares speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of new business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

•	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;
•	our ability to execute our business strategies;
•	our ability to manage our expansion, growth and operating expenses;
•	our ability to finance our business;
•	our ability to compete and succeed in highly a competitive industry; and
•	future geopolitical events and economic crisis.

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We have limited operational history in an emerging industry, making it difficult to predict and forecast accurately business operations. As we have limited operations in our business and have yet to generate revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact that we operate in the gaming industry, which is a rapidly transforming industry. There is no guarantee that our products or services will remain attractive to potential and current users as this industry undergoes rapid change, or that potential customers will utilize our services.

There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

We may not be successful in establishing our gaming business model. We are unable to offer assurance that we will be successful in establishing our gaming business model. Should we fail to do so, you can expect to lose your entire investment in the Offered Shares.

We may never earn a profit in future financial periods. Because we lack a successful operating history, we are unable to offer assurance that we will ever earn a profit in future financial periods.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of our Chief Executive Officer; the loss of this executive could disrupt our operations and adversely affect the further development of our business. Our success in establishing implementing our real estate business strategies will depend, primarily, on the continued service of our Chief Executive Officer, Anthony B. Goodman. The loss of service of Mr. Goodman, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have not entered into an employment agreement with Mr. Goodman. We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our business strategies are not based on independent market studies. We have not commissioned any independent market studies with respect to the gaming industry. Rather, our plans for implementing our business strategies and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in establishing our business.

Natural disasters and other events beyond our control could materially adversely affect us. Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and, thus, could have a strong negative affect on us. Our business operations are subject to interruption by natural disasters, war, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.

Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the outstanding convertible notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

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Our operating expenses could increase without a corresponding increase in revenues. Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our consolidated financial results and on an investment in the Offered Shares. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

Changes in the economy could have a detrimental impact on our company. Changes in the general economic climate could have a detrimental impact on consumer expenditure and, therefore, on our future revenue, if any. It is possible that recessionary pressures and other economic factors (such as declining incomes, future potential rising interest rates, higher unemployment and tax increases) may adversely affect customers’ confidence and willingness to spend. Any of such events or occurrences could have a material adverse effect on our financial results and on your investment in the Offered Shares.

Our lack of adequate directors and officers liability insurance may also make it difficult for us to retain and attract talented and skilled directors and officers. In the future, we may be subject to litigation, including potential class action and stockholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors, should they be subject to legal action based on their service to our company, could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Online Gaming Business

Changes in government regulation could adversely affect our business. Changes in the legal and regulatory environment that pertains to the Internet, as well as Internet gambling in particular, could result in a decrease in our revenues and an increase in our costs. New laws and regulations may be adopted and existing laws may be applied to the Internet and new forms of electronic commerce. Matters that new and existing laws may address include sales and other taxes, regulations pertaining to online gaming, consumer protection, cross-border commerce, libel and defamation and copyright, trademark and patent infringement.

Customer uncertainty and new regulations could increase our costs and prevent us from delivering our services over the Internet. It could also slow the growth of the Internet significantly. This could delay growth in demand for our products and limit the growth of our revenues.

Various federal and state laws, including labor laws, govern the Company's relationship with our employees and affect operating costs. These laws may include minimum wage requirements, overtime pay, healthcare reform and the implementation of various federal and state healthcare laws, unemployment tax rates, workers' compensation rates, citizenship requirements, union membership, sales taxes and treatment of independent contractors. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, and increased employee litigation including claims relating to the Fair Labor Standards Act.

User concerns and government regulations regarding privacy may result in a reduction in our user traffic. Websites often place identifying data, or cookies, on a user’s hard drive without the user’s knowledge or consent. Our company plans to use cookies for a variety of different reasons, including the collection of data derived from the user's Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts. Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drive. In addition, some privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. For example, the European Union and the State of California recently adopted privacy regulations that would limit the collection and use of information regarding Internet users. These efforts will limit our ability to target advertising or collect and use information regarding the use of our website, which would reduce our revenues. Fears relating to a lack of privacy could also result in a reduction in the number of our users.

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We may be liable for the content we make available on the Internet. We plan to make content available on our website. The availability of this content could result in claims against us based on a variety of theories, including defamation, negligence, and copyright or trademark infringement. We could also be exposed to liability for third-party content accessed through the links from our sites to other website. We may incur costs to defend ourselves against even baseless claims and our financial condition could be materially adversely affected if we are found liable for information that we make available. Implementing measures to reduce our exposure to this liability may require us to spend substantial resources and limit the attractiveness of our service to users.

The technical performance of our website will be critical to our business and to our reputation. The computer systems that will support our Web sites will be acquired and maintained by us at significant expense. We may not be able to successfully design and maintain our systems in the future. We also will license communications infrastructure software. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our website, could result in reduced user traffic and reduced revenue. We may experience slower response times and interruptions in service because of equipment or software down time related to the high volume of traffic on our Web sites and our need to deliver frequently updated information to our users. We cannot assure you that we will be able to expand our systems to adequately accommodate our growing user base. We could also be affected by computer viruses, electronic break-ins from unauthorized users, or other similar disruptions or attempts to penetrate our online security systems. Any secure provider system disruption or failure, security breach or other damage that interrupts or delays our operations could harm our reputation and cause us to lose users, advertisers and sponsors and adversely affect our business and operations.

Our users will depend on Internet service providers, online service providers and other website operators for access to our website. These providers have had interruptions in their services for hours and, in some cases, days, due to system failures unrelated to our systems. Any future interruptions would be beyond our control to prevent and could harm our reputation and adversely affect our business.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others. We do not currently maintain patents on our technology and others may be able to develop similar technologies in the future. We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property that we will develop to be critical to our success. We will rely on trademark and copyright law, trade secret protection and confidentiality and license agreements with our employees, customers, partners and others to protect our intellectual property rights. Unauthorized use of our intellectual property by third parties may adversely affect our business and our reputation. It may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. Nonetheless, we do not plan to maintain patents on our technology and others may be able to develop similar technologies in the future.

We cannot be certain that our offerings will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Disputes concerning the ownership of rights to use intellectual property could be costly and time consuming to litigate, may distract management from other tasks of operating our business, and may result in our loss of significant rights and the loss of our ability to effectively operate our business.

Our business may suffer, if we have difficulty retaining users on our website. Our business and financial results are dependent on our ability to retain users on our website. In any particular month, many of the visitors to our sites may not be registered users and many of our registered users may not visit our sites. We believe that intense competition will cause some of our registered users to seek alternative gaming sites and spend less time on our site. It will be relatively easy for our users to go to competing sites and we cannot be certain that any steps we take will maintain or improve our retention of users, which may result in a negative impact on our revenues.

We face risks associated with international operations. Our international business, if and when established, will be subject to a number of risks, including:

•	linguistic and cultural differences;
•	inconsistent regulations and unexpected changes in regulatory requirements;
•	differing technology standards that would affect the quality of the presentation of our products to our users;
•	potentially adverse tax consequences;
•	wage and price controls;
•	political instability and social unrest;
•	uncertain demand for electronic commerce; and
•	uncertain protection of our intellectual property rights.

We will have no control over many of these matters and any of them may adversely affect our ability to conduct our business internationally.

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Currency fluctuations and exchange control regulations may adversely affect our business. Our reporting currency is the United States dollar. Any future customers outside the United States, however, will generally be billed in local currencies. Our accounts receivable from these customers and overhead assets would decline in value if the local currencies depreciate relative to the United States dollar. Although we may enter into hedging transactions, we may not be able to do so effectively. In addition, any currency exchange losses that we suffer may be magnified if we become subject to exchange control regulations restricting our ability to convert local currencies into United States dollars.

We operate in a highly competitive environment, and if we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected. We operate in a highly competitive environment. Our competition includes all other companies that operate in all facets of the gaming business. This highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

Increased competition could result in lower profit margins, lower advertising or sponsorship rates, loss of visitors or visitors spending less time on our site, reduced page views and loss of market share.

Some of our potential competitors, in comparison to us, have longer operating histories, greater name recognition in some markets, larger customer bases and significantly greater financial, technical and marketing resources. These competitors may also be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive pricing policies, use superior technology platforms to deliver their products and services and make more attractive offers to potential employees, distribution partners, sponsors, advertisers and third-party content providers.

We may not be able to compete successfully with other established companies offering the same or similar services and, as a result, we may not achieve our projected revenue and user targets. If we are unable to compete successfully with other businesses in the gaming industry, we may not achieve our projected revenue and/or customer targets. Compared to our company, many of our competitors can be expected to possess greater financial and other resources, have been in business longer, have greater name recognition and be better established in the gaming industry, which could enable them to compete more effectively in our market.

Our competitors may devote their resources to developing and marketing products that will directly compete with our products. Due to this competition, there is no assurance that we will not encounter difficulties in obtaining revenues and market share or in the positioning of our products. There are no assurances that competition in our industry will not lead to reduced prices for our products. If we are unable to compete successfully against existing companies and new entrants, our business and financial condition would be impacted negatively.

Technological change and competition may render our products obsolete. The gaming industry and, in particular, the online gaming industry, continues to undergo rapid change, is marked by intense competition, which we expect to increase over time. Competitors may succeed in developing technologies and products that are more effective, attractive or affordable than our products or that would render our products obsolete or non-competitive. Many of our competitors have substantially greater experience, financial and technical resources and production and development capabilities than we do.

We are subject to payment processing risk. Our online gaming system relies on customers using credit/debit cards. For the foreseeable future, we intend to rely on third parties to process payment. Acceptance and processing of these payment methods are subject to certain rules and regulations and require payment of interchange and other fees. To the extent there are disruptions in our payment processing systems, our revenue, operating expenses and results of operation could be adversely impacted.

Risks Related to Securities Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

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Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Risks Related to a Purchase of the Offered Shares

The outstanding shares of our Class B Preferred Series preclude current and future owners of our common stock from influencing any corporate decision. Virtual Technology Group, Inc. owns all of the outstanding shares of our Class B Preferred Series. The Class B Preferred Series has the following voting rights: each outstanding share of Class B Preferred Series may vote the equivalent of 1,000 shares of our common stock on all matters submitted to our shareholders. Virtual Technology Group, Inc. will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

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The outstanding shares of our Class B Preferred Series and shares of our Class C Preferred Series represent potential significant future dilution in ownership of our common stock, including the Offered Shares. The outstanding shares of our Class B Preferred Series and shares of our Class C Preferred Series are convertible, at any time, into a total of 900,333,300 shares of our common stock. At such time as these shares of Class B Preferred Series and Class C Preferred Series are converted into shares of common stock, holders of our common stock, including the Offered Shares, will incur significant dilution in their ownership of our company. The effect of the conversion rights of the shares of Class B Preferred Series and Class C Preferred Series is that, upon conversion, the then-holders of the shares of Class B Preferred Series and Class C Preferred Series, as a group, would be issued a number of shares of common stock equal to in excess of 20% of the then-issued-and-outstanding shares of our common stock, as measured after such conversion. We are unable to predict the effect that any such conversion event would have on the market price of our common stock. (See “Dilution—Ownership Dilution”).

We have outstanding convertible debt instruments that could negatively affect the market price of our common stock. Certain of our outstanding convertible debt instruments could negatively affect the market price of our common stock, should their respective exercise prices, at the time of exercise, be lower than the then-market price of our common stock. We are unable, however, to predict the actual effect that the conversion of any such convertible debt instruments would have on the market price of our common stock. (See “Description of Securities—Convertible Promissory Notes”).

There is no minimum offering and no person has committed to purchase any of the Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Shares. Because the market for our common stock is volatile, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

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Our common stock is thinly traded and its market price may become highly volatile. There is currently only a limited market for our common stock. A limited market is characterized by a relatively limited number of shares in the public float, relatively low trading volume and a small number of brokerage firms acting as market makers. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of investors;
•	changes in expectations as to our future financial performance, including financial estimates by investors;
•	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
•	changes in our capital structure;
•	announcements of innovations or new services by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	lack of success in the expansion of our business operations;
•	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
•	additions or departures of key personnel;
•	asset impairment;
•	temporary or permanent inability to offer our products and services; and
•	rumors or public speculation about any of the above factors.

The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the potential conversion of the outstanding shares of Class B Preferred Series and shares of Class C Preferred Series into a total of 900,333,300 shares of our common stock. The shares of Class B Preferred Series and shares of Class C Preferred Series are convertible at anytime, at the election of their respective holders. The conversion of such shares of Class B Preferred Series and shares of Class C Preferred Series into shares of our common stock would cause holders of our common stock, including the Offered Shares, to incur significant dilution in their ownership of our company. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Description of Securities” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of June 30, 2022, was $(17,231,402) (unaudited), or $(0.007) per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

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The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold.

Assuming the Sale of 100% of the Offered Shares
Assumed offering price per share	$0.0005
Net tangible book value per share as of June 30 , 2022 (unaudited)	($0.007)
Increase in net tangible book value per share after giving effect to this offering	$0.004
Pro forma net tangible book value per share as of June 30, 2022 (unaudited)	$(0.003)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.008

Assuming the Sale of 75% of the Offered Shares
Assumed offering price per share	$0.0005
Net tangible book value per share as of June 30 , 2022 (unaudited)	($0. 007)
Increase in net tangible book value per share after giving effect to this offering	$0.003
Pro forma net tangible book value per share as of June 30, 2022 (unaudited)	$(0.004)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.009

Assuming the Sale of 50% of the Offered Shares
Assumed offering price per share	$0.0005
Net tangible book value per share as of June 30 , 2022 (unaudited)	($0. 007)
Increase in net tangible book value per share after giving effect to this offering	$0.002
Pro forma net tangible book value per share as of June 30, 2022 (unaudited)	$(0.005)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.010

Assuming the Sale of 25% of the Offered Shares
Assumed offering price per share	$0.0005
Net tangible book value per share as of June 30 , 2022 (unaudited)	($0. 007)
Increase in net tangible book value per share after giving effect to this offering	$0.001
Pro forma net tangible book value per share as of June 30, 2022 (unaudited)	$(0.006)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.011

USE

OF PROCEEDS

                The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	500,000,000	1,000,000,000	1,500,000,000	2,000,000,000
Gross proceeds	$250,000	$500,000	$750,000	$1,000,000
Offering expenses	15,000	15,000	15,000	15,000
Net proceeds	$235,000	$485,000	$735,000	$985,000

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                The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
General and Administrative	$117,500	$242,500	$367,500	$492,500
Working Capital	117,500	242,500	367,500	492,500
Total Net Proceeds	$235,000	$485,000	$735,000	$985,000

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 2,000,000,000 Offered Shares on a best-efforts basis, at a fixed price of $0.0005 per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Anthony B. Goodman. Mr. Goodman will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Goodman is exempt from registration as a broker-dealers under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Goodman:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:

•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

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As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Goodman at: brian@giantrevenue.com; all relevant information will be delivered to you by return e-mail.

Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described therein, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Shares have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan to sell the Offered Shares in Colorado, Connecticut, Delaware, Georgia, Nevada, Puerto Rico and New York. However, we may, at a later date, decide to sell Offered Shares in other states. In the case of each state in which we sell the Offered Shares, we will qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

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Certain of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

Investor Suitability Standards. The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Issuance of the Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 7,500,000,000 shares of common stock, $.001 par value per share; (b) 300,000,000 shares of Class A Preferred Series, $.001 par value per share; (c) 280,000,000 shares of Class B Preferred Series, $.001 par value per share; and (d) 10,000,000 shares of Class C Preferred Series, $.001 par value per share;

As of the date of this Offering Circular, there were (w) 2,405,612,176 shares of our common stock issued and outstanding held by 103 holders of record; (x) no shares of Class A Preferred Series were issued and outstanding; (y) 192,000,000 shares of Class B Preferred Series were issued and outstanding held by one holder of record; and (z) 7,083,333 shares of Class C Preferred Series were issued and outstanding held by two holders of record.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

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Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Class A Preferred Series

Voting Rights. The Class A Preferred Series has the following voting rights: each share of the Class A Preferred Series may vote the equivalent of 100 shares of our common stock on all matters submitted to our shareholders.

Dividends. The shares of Class A Preferred Series shall be entitled to dividends as may be declared by our Board of Directors.

Conversion Rights. Each share of Class A Preferred Series is convertible into 100 shares of our common stock, at any time.

Class B Preferred Series

Voting Rights. The Class B Preferred Series has the following voting rights: each share of the Class B Preferred Series may vote the equivalent of 1,000 shares of our common stock on all matters submitted to our shareholders.

Dividends. The shares of Class B Preferred Series shall be entitled to dividends as may be declared by our Board of Directors.

Conversion Rights. Each share of Class B Preferred Series is convertible into one (1) share of our common stock, at any time.

Class C Preferred Series

Voting Rights. The Class C Preferred Series has the following voting rights: each share of the Class C Preferred Series may vote the equivalent of one (1) share of our common stock on all matters submitted to our shareholders.

Dividends. The shares of Class C Preferred Series shall be entitled to dividends as may be declared by our Board of Directors.

Conversion Rights. Each share of Class C Preferred Series is convertible into 100 shares of our common stock, at any time. In addition, all shares of Class B Preferred Series automatically covert into shares of our common stock upon the earlier of (a) greater than 50% of the then-outstanding shares of Class C Preferred Series electing to so convert and (b) our company’s election to cause such conversion.

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Convertible Promissory Notes

As of June 30, 2022, we had outstanding a total of twelve separate convertible promissory notes. The table below sets forth information with respect to such convertible promissory notes.

Date of Note Issuance	Outstanding Balance	Principal Amount at Issuance	Accrued Interest	Maturity Date	Conversion Terms	Name of Noteholder	Reason for Issuance
05/06/2013	$ 10,670	$ 50,000	$ 9,372	12/03/2013	Conversion Price: 50% multiplied by the market price	JSJ Investments, Inc. (Sameer Hirji)	Loan
08/21/2014	$ 45,560	$ 50,000	$ 68,741	02/21/2015	Conversion Price: 40% multiplied by the market price	JSJ Investments, Inc. (Sameer Hirji)	Loan
01/20/2015	$ 40,000	$ 40,000	$ 34,497	07/20/2015	Conversion Price: 40% multiplied by the market price	JSJ Investments, Inc. (Sameer Hirji)	Loan
01/20/2015	$ 32,623	$ 60,000	$ 27,622	01/20/2016	Conversion Price: 50% multiplied by the market price	JSJ Investments, Inc. (Sameer Hirji)	Loan
09/23/2014	$ 116,936	$ 75,000	$ 176,844	09/23/2015	Conversion Price: 50% multiplied by the market price	WHC Capital, LLC (Hamin Abdullah)	Loan
09/02/2014	$ 10,966	$ 30,000	$ 18,324	03/02/2015	Conversion Price: 50% multiplied by the market price	Beaufort Capital Partners LLC (Robert Marino)	Loan
10/13/2014	$ 15,393	$ 55,000	$ 27,615	10/13/2015	Conversion Price: 45% multiplied by the market price	Tangiers Investment Group, LLC (Michael Sobeck)	Loan
10/13/2014	$ 33,000	$ 33,000	$ 45,477	10/13/2015	Conversion Price: 45% multiplied by the market price	Tangiers Investment Group, LLC (Michael Sobeck)	Loan
02/23/2015	$ 4,654	$ 20,000	$ 3,983	01/23/2017	Conversion Price: 40% multiplied by the market price	Microcap Equity Group, LLC (Andrew McGreer)	Loan
01/23/2014	$ 481,500	$ 1,500,000	$ 599,327	01/23/2017	Conversion Price: 100% multiplied by the market price	Virtual Reality Group, LLC (Ibrahim Almagarby)	Loan
01/23/2014	$ 2,324,000	$ 2,800,000	$ 2,892,711	01/23/2017	Conversion Price: 100% multiplied by the market price	Gold Globe Investments Ltd. (Anastasia Themistocleous)	Loan
04/15/2014	$ 5,800	$ 25,000	$ 6,773	04/14/2016	Conversion Price: 60% multiplied by the market price	Vista Capital Investments, LLC (David Clark)	Loan

Dividend Policy

                We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

                Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

                We have retained the services of Empire Stock Transfer Inc., 1859 Whitney Mesa Drive, Henderson, Nevada 89014, as the transfer agent for our common stock. Empire Stock Transfer’s website is located at: www.empirestock.com. No information found on Empire Stock Transfer’s website is part of this Offering Circular.

BUSINESS

Background

                Our company, Elray Resources, Inc., was incorporated in the State of Nevada on December 13, 2006.

                In 2011, we entered into a purchase agreement (the “Splitrock Agreement”), as amended, with Splitrock Ventures (BVI) Limited (“Splitrock”), a company engaged in the online gaming business, pursuant to which we acquired gaming intellectual property, gaming domains, trademarks and player databases. In conjunction with the Splitrock Agreement, our current Chief Executive Officer, Anthony B. Goodman, Donald Radcliffe and Roy Sugarman were elected as our new Board of Directors. Messrs. Radcliffe and Sugarman have since resigned. Our strategy is to provide online gaming to players in markets where such activities are legal.

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                In January 2014, we entered into a Know-How and Asset Purchase Agreement, with Virtual Technology Group, LLC and Gold Globe Investments Limited, both companies being engaged in the development of web technology, including a virtual exchange platform that facilitates trading of virtual items and casino credits. We acquired these assets in an effort to continue to build and support our marketing and support business for online casinos and social games.

                In August 2016, we entered into a Strategic Partnership Agreement with Articulate Pty Ltd (“Articulate”), a company controlled by our Chief Executive Officer, Andrew B. Goodman. Pursuant to this agreement, we agreed to provide online intellectual property that includes CRM systems, payment gateway system and back office marketing systems and Articulate agreed to provide online gaming support and marketing services to our company.

                Since 2017, our business operations have dwindled to the point where they do not currently generate revenues. With the proceeds of this offering, if any, we intend to re-establish our online gaming business.

                Our principal executive offices are located at 3651 Lindell Road, Suite D131, Las Vegas, Nevada 89103 3651 Lindell Road, Suite D131, Las Vegas, Nevada 89103; our telephone number is 702-318-7548; our corporate website is located at www.elraygaming.com. No information found on our company’s website is part of this Offering Circular.

About Our Online Gaming Technology

                Since 2011, we have developed and acquired unique valuable technology that provides state of the art turnkey, marketing tools and CRM systems for online gaming operators.

                We are a United States-based company with a global presence in London, South Africa and Sydney, homes of the largest gaming operators. Our technologies are designed to manage and serve such gaming operations. For example, our sophisticated software automatically declines any gaming requests from within illegal gaming jurisdictions, including, but not limited to, the United States, Hong Kong, Singapore, United Kingdom, France, Italy and Israel, and prevents any access to the products that our company supports from any of these jurisdictions, thus ensuring that residents of these countries are unable to participate.

Competition

                Our primary competition is expected from overseas based online gaming technology companies. With few exceptions, significant listed gaming companies (many of which are listed on the London Stock Exchange) operate using their own software. As an independent online gaming technology provider, we believe that we retain the ability to utilize the most profitable platform available and are not restricted to a single platform. Additionally, by ensuring that we operate in compliance with U.S. laws, we believe that in the event of legalized gaming in the U.S., we would not be precluded from taking advantage of U.S.-based gaming.

                We operate in a highly competitive environment. Our competition includes all other companies that operate in all facets of the gaming business. This highly competitive environment could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

                Increased competition could result in lower profit margins, lower advertising or sponsorship rates, loss of visitors or visitors spending less time on our site, reduced page views and loss of market share.

                Some of our potential competitors, in comparison to us, have longer operating histories, greater name recognition in some markets, larger customer bases and significantly greater financial, technical and marketing resources. These competitors may also be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive pricing policies, use superior technology platforms to deliver their products and services and make more attractive offers to potential employees, distribution partners, sponsors, advertisers and third-party content providers.

Government Regulation

                Our sophisticated software systems automatically declines and denies any gaming requests from within illegal gaming jurisdictions including but not limited to the United States, Hong Kong, Singapore, United Kingdom, France, Italy and Israel and prevents any access to the products that we support from any of these jurisdictions ensuring that residents of these countries cannot participate and are in strict compliance with the laws of these countries. Our Sydney office allows us to tap into skilled resources and some of the world's largest client base, for regular, personal interaction.

                We are required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to online gaming. Regulations relating to online gaming vary significantly in different jurisdictions. Various sophisticated methods are utilized prior to acceptance of deposits to ensure that funds are only accepted from gamers in jurisdictions in which we are legally entitled to provide services.

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                The Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) became United States law in late 2006 and effectively curtailed legal participation by U.S. players in online gambling. The UIGEA prevents financial transactions related to online gaming in the U.S. Players in the U.S. are currently legally precluded from participating in online gambling. Our online gaming products are not available to U.S. players and also not available to residents of Hong Kong, among other jurisdictions.

                Currently, online gaming, in all of its iterations, is in a state of expansion in the United States. However, online gaming is not yet legal in the United States. However, once legalized, we believe that we will be well positioned to make our online gaming immediately available to U.S. online players.

Intellectual Property

                In General. We regard our rights to intellectual property pertaining to our business know-how as having significant value and as being an important factor in the marketing of our products. Our policy is to establish, enforce and protect our intellectual property rights using the intellectual property laws.

                Patents. Currently, we own no interest in any patent or patent application. Due to such lack of patent protection, our company may be unable to defend our rights to such intellectual property. (See “Risk Factors”).

                Trademarks. We are the owner of several trademarks. It is expected that, in the future, filings for the registration of these trademarks with the U.S. Patent and Trademark Office will be made.

Properties

                We own now real property. We lease a small office space for our corporate office.

Employees

                As of the date of this report, we have no employees other than our executive officers. We currently conduct our business using the services of consultants and outside contractors. We do not expect to have any material change in the number of employees over the next 12 months, unless we are successful in obtaining capital, including in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

                The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

                Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

COVID-19

                On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. The virus and actions taken to mitigate its spread have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which our company operates. The COVID-19 pandemic has, to date, had minimal impact on our operations.

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Results of Operations

Six Months Ended June 30, 2022 (“Interim 2022”) and 2021 (“Interim 2021”). During Interim 2022 and Interim 2021, our business operations generated no revenue. We expect to incur operating losses through at least the first half of 2023. Further, because of our current lack of growth capital and the uncertainty of our obtaining needed capital, we are unable to predict the levels of our future revenues, if any.

During Interim 2022, we incurred operating expenses of $5,887 (unaudited), which were comprised exclusively of general and administrative expenses. In addition, we had interest expense of $365,243 (unaudited) and unrealized loss on derivative liability of $227,874 (unaudited). Our net loss for Interim 2022 was $(599,004) (unaudited).

During Interim 2021, we incurred operating expenses of $5,528 (unaudited), which were comprised exclusively of general and administrative expenses. In addition, we had interest expense of $366,050 (unaudited) and unrealized loss on derivative liability of $1,295,336 (unaudited). Our net loss for Interim 2021 was $(1,666,914) (unaudited).

Years Ended December 31, 2021 (“Fiscal 2021”) and 2020 (“Fiscal 2020”). During Fiscal 2021 and 2020, our business operations generated no revenues.

During Fiscal 2021, we incurred operating expenses of $22,785 (unaudited), which were comprised exclusively of general and administrative expenses. In addition, we had interest expense of $737,363 (unaudited) and unrealized loss on derivative liability of $331,677 (unaudited). Our net loss for Fiscal 2021 was $(1,091,825) (unaudited).

During Fiscal 2020, we incurred operating expenses of $3,879 (unaudited), which were comprised exclusively of general and administrative expenses. In addition, we had interest expense of $740,190 (unaudited) and unrealized loss on derivative liability of $690,235 (unaudited). Our net loss for Fiscal 2020 was $(1,434,304) (unaudited).

Plan of Operation

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

Software Update. Should we derived at least $100,000 in proceeds in this offering, we will be able to complete the ongoing update of our online gaming software.

Re-establish Prior Operations. A majority of the proceeds derived in this offering will be applied to our efforts in re-establishing our prior online gaming business, which, since 2017, has fallen to a zero-revenue state. To achieve such objective, we intend to devote significant available capital to our marketing efforts in international markets where online gaming is legal. In support of such marketing strategies, we intend to expand the capacities of our operating platform and assure its ability to scale as necessary to meet expected increased usage rates.

We continue to believe that we will be able to place our online gaming products in a superior position for success, at such time as online gaming is legalized in the United States. However, there is no assurance that such will be the case.

Financial Condition, Liquidity and Capital Resources

June 30, 2022. At June 30, 2022, our company had $12,664 (unaudited) in cash and had a working capital deficit of $17,231,402 (unaudited), compared to $15,262 (unaudited) in cash and a working capital deficit of $16,632,398 (unaudited) at December 31, 2021.

Our company’s current cash position of approximately $10,000 is not adequate for our company to maintain its present level of operations through the remainder of 2022. We must obtain additional capital from third parties, including in this offering, to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital.

Convertible Promissory Notes.

As of June 30, 2022, we had outstanding a total of twelve separate convertible promissory notes. The table below sets forth information with respect to such convertible promissory notes.

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Date of Note Issuance	Outstanding Balance	Principal Amount at Issuance	Accrued Interest	Maturity Date	Conversion Terms	Name of Noteholder	Reason for Issuance
05/06/2013	$ 10,670	$ 50,000	$ 9,372	12/03/2013	Conversion Price: 50% multiplied by the market price	JSJ Investments, Inc. (Sameer Hirji)	Loan
08/21/2014	$ 45,560	$ 50,000	$ 68,741	02/21/2015	Conversion Price: 40% multiplied by the market price	JSJ Investments, Inc. (Sameer Hirji)	Loan
01/20/2015	$ 40,000	$ 40,000	$ 34,497	07/20/2015	Conversion Price: 40% multiplied by the market price	JSJ Investments, Inc. (Sameer Hirji)	Loan
01/20/2015	$ 32,623	$ 60,000	$ 27,622	01/20/2016	Conversion Price: 50% multiplied by the market price	JSJ Investments, Inc. (Sameer Hirji)	Loan
09/23/2014	$ 116,936	$ 75,000	$ 176,844	09/23/2015	Conversion Price: 50% multiplied by the market price	WHC Capital, LLC (Hamin Abdullah)	Loan
09/02/2014	$ 10,966	$ 30,000	$ 18,324	03/02/2015	Conversion Price: 50% multiplied by the market price	Beaufort Capital Partners LLC (Robert Marino)	Loan
10/13/2014	$ 15,393	$ 55,000	$ 27,615	10/13/2015	Conversion Price: 45% multiplied by the market price	Tangiers Investment Group, LLC (Michael Sobeck)	Loan
10/13/2014	$ 33,000	$ 33,000	$ 45,477	10/13/2015	Conversion Price: 45% multiplied by the market price	Tangiers Investment Group, LLC (Michael Sobeck)	Loan
02/23/2015	$ 4,654	$ 20,000	$ 3,983	01/23/2017	Conversion Price: 40% multiplied by the market price	Microcap Equity Group, LLC (Andrew McGreer)	Loan
01/23/2014	$ 481,500	$ 1,500,000	$ 599,327	01/23/2017	Conversion Price: 100% multiplied by the market price	Virtual Reality Group, LLC (Ibrahim Almagarby)	Loan
01/23/2014	$ 2,324,000	$ 2,800,000	$ 2,892,711	01/23/2017	Conversion Price: 100% multiplied by the market price	Gold Globe Investments Ltd. (Anastasia Themistocleous)	Loan
04/15/2014	$ 5,800	$ 25,000	$ 6,773	04/14/2016	Conversion Price: 60% multiplied by the market price	Vista Capital Investments, LLC (David Clark)	Loan

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any significant long-term obligations that require us to make monthly cash payments.

Capital Expenditures

We made no capital expenditures during the year ended December 31, 2021, nor during the three months ended June 30, 2022. However, should be obtain proceeds in this offering, or otherwise, we expect to make capital expenditures during the next twelve months. We are unable to predict the amount or timing of any such expenditures.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

                The following table sets forth certain information concerning our company’s executive management.

Name	Age	Position(s)
Anthony B. Goodman	63	Chief Executive Officer, President, Chief Financial Officer, Secretary and Director
Weiting Feng	39	Treasurer and Director

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office. There exist no family relationships among our officers and directors.

Certain information regarding the backgrounds of each of our officers and directors is set forth below.

Anthony B. Goodman has served as our company as Chief Executive Officer, President, Chief Financial Officer and Director since February 23, 2011, and as Secretary since December 31, 2014. Mr. Goodman has over 20 years of senior management and business development experience with technology and the internet gaming industry. Mr. Goodman’s online gaming experience in start-up casino and poker operations includes the use of leading gaming software platforms such as Boss Media, Playtech Ltd, and Real Time Gaming. He has in depth knowledge and understanding of the statistical workings and configurations of online games and loyalty systems and has established an international reputation for his expertise, has a wide network of key relationships, and is well known and respected in the online gaming world.

Weiting Feng has served as our company as Treasurer and Director since April 4, 2015. Ms. Feng holds a Masters of Commerce Degree; she has worked in the financial arena for more than 10 years. Ms. Feng has extensive experience in financial reporting for US public companies, including preparation of all financial statements, budgets, forecasts, cost allocations, investor disclosure, management financial reports, in conjunction with vast experience in dealing with compliance and regulations with particular respect to the SEC and FINRA.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our officers and directors, their other business interests and their involvement in our company.

Corporate Governance

We do not have a separate Compensation Committee, Audit Committee or Nominating Committee. These functions are conducted by our Board of Directors acting as a whole.

During the year ended December 31, 2021, our Board of Directors, did not hold a meeting.

Independence of Board of Directors

None of our directors is not independent, within the meaning of definitions established by the SEC or any self-regulatory organization. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Anthony B. Goodman, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Goodman collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

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Code of Ethics

As of the date of this Offering Circular, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees.

EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compen-sation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Anthony B. Goodman	2021	---	---	---	---	---	---	---	---
Chief Executive Officer, President, Chief Financial Officer, Secretary	2020	---	---	---	---	---	---	---	---
Weiting Feng	2021	---	---	---	---	---	---	---	---
Treasurer	2020	---	---	---	---	---	---	---	---

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Anthony B. Goodman	---	---	---	---	n/a	---	n/a	---	---
Weiting Feng	---	---	---	---	n/a	---	n/a	---	---

Employment Agreements

We have not entered into employment agreements with either of our executive officers

Outstanding Equity Awards

During the years ended December 31, 2021 and 2020, our Board of Directors made no equity awards and no such award is pending.

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Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof. However, the following table does not take into account shares of our common stock that underlie currently convertible portions of convertible debt instruments.

	Share Ownership Before This Offering			Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned		% Beneficially Owned(1)	Number of Shares Beneficially Owned		% Beneficially Owned(2)	Effective Voting Power
Common Stock
Executive Officers and Directors
Anthony B. Goodman	234,418,992		7.09%	234,418,992		5.44%	See Note 3
Weiting Feng	5		*	5		*	and Note 8
Officers and directors, as a
group (2 persons)	234,418,997		7.09%	234,418,997		5.44%
5% Owners

Virtual Technology Group Inc.(4)	692,000,290	(6)	20.93%	692,000,290	(6)	16.07%
Yangjiu Xie (5)	208,333,300	(7)	6.30%	208,333,300	(7)	4.84%
Class B Preferred Series(8)
Virtual Technology Group Inc.(4)	192,000,000		100%	192,000,000		100%
Class C Preferred Series(9)
Virtual Technology Group Inc.(4)	5,000,000		70.59%	5,000,000		70.59%
Jangjiu Xie	2,083,333		29.41%	2,083,333		29.41%

Less than 1%.
(1)

Based on 3,305,945,476 shares outstanding, which includes (a) 2,405,612,176 issued shares, (b) 192,000,000 unissued shares that underlie shares of Class B Preferred Series convertible within 60 days of the date of this Offering Circular and (c) 708,333,300 unissued shares that underlie shares of Class C Preferred Series, before this offering.

(2)

Based on 4,305,945,476 shares outstanding, which includes (a) 3,405,619,176 issued shares, assuming the sale of all of the Offered Shares (b) 192,000,000 unissued shares that underlie shares of Class B Preferred Series convertible within 60 days of the date of this Offering Circular and (c) 708,333,300 unissued shares that underlie shares of Class C Preferred Series, after this offering.

(3)

Virtual Technology Group Inc. owns all of the outstanding shares of Class B Preferred Series. By such ownership, Virtual Technology Group Inc. controls the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See Notes 4 and 8).

(4)	Andrew McGreer is the control person of this entity. The address of this entity is: 1888 Point Windy Drive, Jackson’s Gap, Alabama 36861.

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(5)	This address of this person is: No. 51-19 Hanxibei Road, Wuhan, Hubei Province, China.
(6)

Includes (a) 192,000,000 unissued shares of our common stock that underlie currently convertible shares of Class B Preferred Series and (b) 500,000,000 unissued shares of our common stock that underlie currently convertible shares of Class C Preferred Series.

(7)	All such shares are unissued and underlie currently convertible shares of Class C Preferred Series
(8)

The Class B Preferred Series has the following voting rights: each outstanding share of Class B Preferred Series may vote the equivalent of 1,000 shares of our common stock on all matters submitted to our shareholders. In addition, each share of Class B Preferred Series is convertible into one (1) share of our common stock, at any time. (See “Description of Securities—Class B Preferred Series”).

(9)

The Class C Preferred Series has the following voting rights: each outstanding share of Class C Preferred Series may vote the equivalent of one (1) share of our common stock on all matters submitted to our shareholders. In addition, each share of Class C Preferred Series is convertible into 100 shares of our common stock, at any time. (See “Description of Securities—Class B Preferred Series”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Elmside Pty Ltd

On September 5, 2008, Elmside Pty Ltd, a company related to a former director, agreed to an interest free loan to the Company on an as-needed basis to fund the business operations and expenses of the Company until December 9, 2011, the due date of the loan. As of March 31, 2022, loans from Elmside, a shareholder, were $55,991. The loans are currently in default.

Articulate Pty Ltd and Andrew B. Goodman

As of March 31, 2022, we had accounts payable of $2,831,000 to our Chief Executive Officer, Andrew B. Goodman, and Articulate Pty Ltd (“Articulate”), a company controlled by Mr. Goodman, for consulting fees, reimbursement of expenses and compensation.

On August 24, 2016, we entered into a strategic partnership agreement with Articulate. Pursuant to that agreement, Articulate provides non-exclusive back office services to our clients. In exchange for such service, we agreed to pay $10,000 for each month Articulate provides services. We are to receive 0.5% of the software usage fee paid by our clients through Articulate.

On January 1, 2019, we entered into a Cancellation of Strategic Partnership Agreement with Articulate, pursuant to which Articulate no longer provides support, marketing and back-office services to our company and we do not charge Articulate software usage fees. As of March 31, 2022, the receivable from Articulate for software usage fee was $171,607.

Jay Goodman

On May 15, 2013, we entered into an agreement with Jay Goodman, son of Andrew B. Goodman, our Chief Executive Officer, to provide consulting services, assisting us with data segmentation, financial and statistical services. In consideration for such services, were obligated to pay $3,000 per month to Mr. Jay Goodman. On January 1, 2019, this consulting agreement was cancelled. As of March 31, 2022, we had a $202,500 payable to Mr. Jay Goodman.

Globaltech Software Services LLC

Andrew B. Goodman, our Chief Executive Officer, is a member of Globaltech Software Services LLC (“Globaltech”). As of March 31, 2022, we had an other payable due to Globaltech of $39,824.

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas. Newlan Law Firm, PLLC owns no securities of our company.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

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F-1

ELRAY RESOURCES, INC.

Condensed Balance Sheets

(Unaudited)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash	12,664	15,262
Account receivable-related party	133,091	196,188
Prepaid Expenses	9,971	9,971
Total current assets Total assets	155,726	221,421
	155,726	221,421
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	5,862,637	5,501,916
Accounts payable – related parties	3,006,030	3,061,316
Advances from shareholders	59,391	59,391
Other payable-related party	39,824	39,824
Short-term debt	1,727,266	1,727,266
Notes payable	45,429	45,429
Convertible notes payable, net of discounts	3,121,102	3,121,102
Derivative liabilities - note conversion feature	3,525,449	3,297,575
Total liabilities	17,387,128	16,853,819

Shareholders’ deficit:
Series A preferred stock, par value $0.001, 300,000,000 shares authorized, 0 and 0 shares issued and outstanding, respectively	-	-
Series B preferred stock, par value $0.001, 280,000,000 shares authorized, 192,000,000 and 192,000,000 shares issued and outstanding, respectively	192,000	192,000
Series C preferred stock, par value $0.001, 10,000,000 shares authorized,7,083,333 and 7,083,333 shares issued and outstanding, respectively	7,083	7,083
Common stock, par value $0.001,2,500,000,000 shares authorized, 2,405,612,176 and 2,405,612,176 shares issued and outstanding, respectively	2,405,612	2,405,612
Additional paid-in capital	15,742,685	15,742,685
Subscription receivable	(75,672)	(75,672)
Stock issuable	5,022	5,022
Accumulated deficit	(35,508,132)	(34,909,128)
Total shareholders’ deficit	(17,231,402)	(16,632,398)
Total liabilities and shareholders’ deficit	155,726	221,421

F-2

ELRAY RESOURCES, INC.

Condensed Statements of Operations

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenues – related parties
Gross Profit	-	-	-	-
Costs and expenses	-	-	-	-
General and administrative expenses	4,391	5,006	5,887	5,528
Total operating expenses	4,391	5,006	5,887	5,528
Loss from operations	(4,391)	(5,006)	(5,887)	(5,528)

Other income (expense):
Interest expense	(183,712)	(184,036)	(365,243)	(366,050)
Unrealized gain (loss) on derivative liability - note conversion feature	(63,026)	(686,608)	(227,874)	(1,295,336)
Total other income (expense)	(246,738)	(870,644)	(593,117)	(1,661,386)
Net profit (loss)	(251,129)	(875,650)	(599,004)	(1,666,914)

Net loss per common share - basic	-	-	-	-
Net loss per common share - diluted	-	-	-	-

Weighted average number of common shares outstanding - basic	2,405,612,176	2,405,612,176	2,405,612,176	2,405,612,176
Weighted average number of common shares outstanding - diluted	2,405,612,176	2,405,612,176	2,405,612,176	2,405,612,176

F-3

ELRAY RESOURCES, INC.

Condensed Statements of Shareholders’ Deficit

Six Months Ended June 30, 2021 and 2022

	Series B Preferred Stock		Series A Preferred Stock		Common Stock		Additional Paid-in	Subscription	Stock	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Issuable	Deficit	Deficit
Balance at December 31, 2020	192,000,000	$192,000	7,083,333	$7,083	2,405,612,176	$2,405,176	$15,721,464	$(75,672)	$5,022	$(33,817,303)	$(15,561,794)
Net loss	—	—	—	—	—	—	—	—	—	(791,264)	(791,264)
Balance at March 31, 2021	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,176	15,721,464	(75,672)	5,022	(34,608,567)	(16,353,058)
Net loss	—			—						(875,650)	(875,650)
Balance at June 30, 2021	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,176	15,721,464	(75,672)	5,022	(35,484,217)	(17,228,708)

Balance at December 31, 2021	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,176	15,721,464	(75,672)	5,022	(34,909,128)	(16,632,398)
Net loss	—			—						(347,875)	(347,875)
Balance at March 31, 2021	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,176	15,721,464	(75,672)	5,022	(35,257,003)	(16,980,273)
Net loss	—			—						(251,129)	(251,129)
Balance at June 30, 2022	192,000,000	$192,000	7,083,333	$7,083	2,405,612,176	$2,405,176	$15,721,464	$(75,672)	$5,022	$(35,508,132)	$(17,231,402)

F-4

Elray Resources. INC

Condensed Cash Flow Statements (Unaudited)

	For the Six months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(599,004)	(1,666,914)
Adjustments to reconcile net loss to net cash
Loss on derivative liabilities - note conversion feature	227,874	1,295,336
Changes in operating assets and liabilities:
Accounts receivable - related parties	63,097	40,400
Accounts payable	360,721	365,600
Accounts payable - related parties	(55,286)	(42,486)
CASH USED FOR OPERATING ACTIVITIES	(2,598)	(8,064)
NET INCREASE (DECREASE) IN CASH	(2,598)	(8,064)
CASH AT BEGINNING OF PERIOD	15,262	13,412
CASH AT END OF PERIOD	12,664	5,348

F-5

ELRAY RESOURCES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 (Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Elray Resources, Inc. (“Elray” or the “Company”), a Nevada Company formed on December 13, 2006, has been providing marketing and support for online gaming operations. The Company maintains its administrative office in Australia and its gaming operations is currently targeting the Asian market.

The accompanying unaudited condensed consolidated financial statements of Elray have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments purchased with an original maturity of six months or less to be cash equivalents.

Derivative Instruments

Derivatives are measured at their fair value on the balance sheet. In determining the appropriate fair value, the Company uses the BlackScholes-Merton option pricing model. Changes in fair value are recorded in the statements of operations.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

·	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
·	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
·	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Our financial instruments include cash, accounts receivable – related parties, accounts payable and accrued liabilities, notes payable, short term debt payable, convertible notes payable, advances from shareholders, and derivative liabilities. The carrying values of these financial instruments approximate their fair value due to their short-term nature except for derivative liabilities. The derivative liabilities are stated at their fair value as a level 3 measurement.

F-6

Revenues

Prior to January 1, 2018, revenues were recognized when the four basic criteria for recognition were met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured. The Company adopted new accounting guidance for revenue recognition effective January 1, 2018 which did not have a material impact on the Company’s financial statements.

Beginning January 1, 2018, the Company analyzes contracts to determine the appropriate revenue recognition using the following steps: (i) identification of contracts with customers; (ii) identification of distinct performance obligations in the contract; (iii) determination of contract transaction price; (iv) allocation of contract transaction price to the performance obligations; and (v) determination of revenue recognition based on timing of satisfaction of the performance obligation. The Company recognizes revenues upon the satisfaction of its performance obligations (upon transfer of control of promised goods or services to customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services.

The Company currently has no revenues during the six months ended June 30, 2022.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. On December 22, 2017, new federal tax reform legislation was enacted in the United States (the “2017 Tax Act”), resulting in significant changes from previous tax law. The 2017 Tax Act reduces the federal corporate income tax rate to a flat 21% effective January 1, 2018.

Tax benefits are initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially, and subsequently, measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts. No deferred tax asset attributable to the net operating loss carry forward has been recognized, as it is not deemed likely to be realized.

Loss Per Common Share

Basic net earnings (loss) per common share are computed by dividing net earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The dilutive effect of outstanding stock options and warrants is reflected in diluted earnings per share by application of the treasury stock method. The dilutive effect of outstanding convertible securities and preferred stock is reflected in diluted earnings per share by application of the if-converted method.

As of June 30, 2022, the potentially diluted loss per share excludes notes convertible to 3,903,417,407 shares of the Company’s common stock and preferred stock convertible to 2,125 shares of the Company’s common stock.

Subsequent Events

Elray evaluated subsequent events through the date these financial statements were issued for disclosure purposes.

Recent Accounting Pronouncements

In February 2016, a pronouncement was issued that creates new accounting and reporting guidelines for leasing arrangements. The new guidance requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early application permitted. The new standard is to be applied using a modified retrospective approach. The Company is currently evaluating the impact of the new pronouncement on its financial statements.

Elray’s management does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

F-7

NOTE 2 – GOING CONCERN

The accompanying unaudited consolidated financial statements of Elray have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained a loss of $599,004 for the six months ended June 30, 2022. The factor raises substantial doubt regarding the Company’s ability to continue as a going concern. Without realization of additional capital, it would be unlikely for Elray to continue as a going concern. Elray’s management plans on raising cash from public or private debt, on an as needed basis, and in the longer term, revenues from the gambling business. Elray’s ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations through the development of its gambling business.

NOTE 3 – SHORT-TERM DEBT

On December 20, 2013, the Company entered into a settlement agreement with Tarpon Bay Partners LLC (“Tarpon”) whereby Tarpon acquired certain notes and accounts payable against the Company in the amount of $2,656,214. Pursuant to the agreement, the Company and Tarpon submitted the settlement agreement to the Circuit Court of the Second Judicial Circuit, Leon County, Florida for a hearing on the fairness of the agreement and the exemption from registration under the Securities Act of 1933 for the shares that will be issued to Tarpon for resale (“Settlement Shares”). 75% of the proceeds less all applicable fees and charges from the resale of the Settlement Shares will be remitted to the original claim holders of the Company (“Remittance Amount”). The Company agreed to issue sufficient shares to generate proceeds such that the aggregate Remittance Amount equals $2,656,214. The settlement agreement was effective on January 27, 2014 when the court granted approval.

On May 17, 2018, the Company entered into a cancellation and release agreement with Tarpon. Pursuant to the agreement, the outstanding balance of the original notes and accounts payable of the Company shall continue to be an obligation of the Company. The Company reclassified $1,689,905 of the outstanding settlement payable to short-term debt and $472,254 of the outstanding settlement payable to accounts payable.

F-8

GSM Fund Management LLC

On January 30, 2015, the Company entered into an assignment and modification agreement to assign $62,500 of the convertible promissory note of VTG dated January 23, 2014 to GSM Fund Management LLC (“GSM”). The note bears interest at 12% and matured on January 30, 2016. GSM has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest closing bid price in the 15 trading days prior to the conversion date. The Company recorded a loss on extinguishment of debt of $52,364 related to the exchange. On April 9, 2018, the Company issued 150,221,707 shares of common stock for the conversion of this note in the amount of $7,511.

On July 23, 2021, the Company, Pursuant to Chapter 104 - Uniform Commercial Code—Original Articles, NRS 104.3603 - Tender of payment. NV Rev Stat § 104.3603 (2013) and other applicable law, issued a Notice of Tender to GSM Fund Management LLC by a registered letter. The Company tendered full payment for the then outstanding balance of the Note, in the amount of $37,297. Such tender of payment by the Company to GSM Fund Management LLC was in full discharge of the Company’s obligations under the Note. The registered letter was received by the counter party on August 3, 2021, but the Company did not receive any responses from GSM Fund Management LLC. As per the statue, the Company has decided to cease to incur penalty interest on the date the letter was received by GSM Fund Management LLC and will move from convertible liability to a short-term debt and be a fixed amount going forward. As of June 30, 2022, balance of the debt was $37,361.

NOTE 4 – NOTES PAYABLE

Notes payable

Notes payable on June 30, 2022 and December 31, 2021 consisted of the following:

	Final Maturity	Interest Rate	June 30, 2022	December 31, 2021

Morchester International Limited	July 14, 2012	15%	$35,429	$35,429
Morchester International Limited	July 14, 2012	8%	10,000	10,000
Total			$45,429	$45,429

On December 9, 2011, Elray entered into an Amended Splitrock Agreement whereby the Company acquired certain assets and liabilities of Splitrock. As part of the liabilities assumed in terms of the Amended Splitrock Agreement, the Company assumed notes payable of $292,929 bearing interest of 8% or 15% per annum. On December 20, 2013, the Company entered into a settlement agreement with Tarpon Bay Partners LLC (“Tarpon”) whereby Tarpon acquired $247,500 of the notes payable against the Company. The remaining notes issued to Morchester International Limited not purchased by Tarpon are currently in default. The default had no effect on the notes’ interest rate.

F-9

Convertible notes payable

Convertible notes payable, at June 30, 2022 and December 31, 2021, consisted of the following:

	June 30, 2022	December 31, 2021	Interest Rate
JSJ Investments, Inc.	10%~20%	$128,853	$128,853
WHC Capital, LLC	22%	116,936	116,936
Beaufort Capital Partners, LLC	12%	10,966	10,966
Tangiers Investment Group, LLC	20%	48,393	48,393
Microcap Equity Group, LLC	10%	4,654	4,654
Virtual Technology Group, Ltd	24%	481,500	481,500
Gold Globe Investments Ltd	24%	2,324,000	2,324,000
Vista Capital Investments, LLC.	12%	5,800	5,800
Total		$3,121,102	$3,121,102

JSJ Investments, Inc.

On May 31, 2013, the Company entered into a convertible promissory note with JSJ Investments, Inc. (“JSJ”) for $50,000. The note matured on December 2, 2013. The note holder has the option to convert the note to common shares in the Company at a discount of 50% of the average closing price over the last 120 days prior to conversion, or the average closing price over the last seven days prior to conversion. As of June 30, 2022, the remaining principal of $10,670 has not been converted. The note is currently in default. As of June 30, 2022, accrued interest of this note was $9,638. The default had no effect on the note’s interest rate.

On August 21, 2014, the Company entered into a convertible promissory note with JSJ for $50,000 cash. The note matured on February 21, 2015. Upon the maturity, the note has a cash redemption premium of 150% of the principal amount. The note is convertible to the Company’s common shares at a discount of 60% of the average of the three lowest bids on the twenty days before the date this note is executed, or 60% of the average of the three lowest bids during the twenty trading days preceding the delivery of any conversion notice, whichever is lower. The note is currently in default and has a default interest rate of 20% per annum. As of June 30, 2022, balance of this note was $45,560, accrued interest of this note was $71,013.

On January 20, 2015, the Company entered into a convertible promissory note with JSJ for $40,000. The note bears interest at 12% and matured on July 20, 2015. Upon the maturity, the note has a cash redemption premium of 150% of the principal amount. The note is convertible to the Company’s common shares at 40% of the lowest trading price on the twenty days before the date this note is executed, or 40% of the lowest trading price during the twenty trading days preceding the delivery of any conversion notice, whichever is lower. The note is currently in default. The default had no effect on the note’s interest rate. As of June 30, 2022, balance of this note was $40,000, accrued interest of this note was $35,694.

On January 20, 2015, the Company entered into a convertible promissory note with JSJ for $60,000, which was issued in exchange for a portion of the promissory note issued to VTG on January 23, 2014. The note bears interest at 12% and matured on January 20, 2015. JSJ has the right to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest trading price on the twenty days before the date this note is executed, or 50% of the lowest trading price during the twenty trading days preceding the delivery of any conversion notice, whichever is lower. The Company recorded a loss on extinguishment of debt of $441 related to the exchange. The note is currently in default. The default had no effect on the note’s interest rate. As of June 30, 2022, balance of this note was $32,623, accrued interest of this note was $28,598.

WHC Capital, LLC

On September 23, 2014, the Company entered into a convertible promissory note with WHC Capital, LLC (“WHC”) for $75,000. The note bears interest at 12% and matured on September 23, 2015. WHC has the right at any time during the period beginning on the date of this note to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest intra-day trading price during the fifteen trading days prior to the conversion date. On September 23, 2015, the Company failed to repay the outstanding balance of this note and a penalty of $41,978 was added to the outstanding balance pursuant to the note terms. As of June 30, 2022, balance of this note was $116,936, accrued interest of this note was $183,228. This note is currently in default and has a default interest rate of 22% per annum.

F-10

Beaufort Capital Partners, LLC

On September 2, 2014, the Company entered into a convertible promissory note with Beaufort Capital Partners, LLC (“Beaufort”) for $21,000. The note matured on March 2, 2015. Beaufort has the right after the maturity date to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest trading prices during the fifteen trading days prior to the conversion date. Under certain conditions, the conversion price would be reset to $0.0001 or 65% off the lowest price of the previous five trading days.

As of June 30, 2022, balance of this note was $10,966, accrued interest of this note was $18,652. This note is currently in default. The default had no effect on the note’s interest rate.

Tangiers Investment Group, LLC

On October 13, 2014, the Company entered into a convertible promissory note with Tangiers Investment Group LLC (“Tangiers”) for $55,000. The note matured on October 13, 2015. Tangiers has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 45% of the lowest trading prices during the twenty trading days prior to the conversion date. As of June 30, 2022, balance of this note was $15,393, accrued interest of this note was $28,383. This note is currently and has a default interest rate of 20% per annum.

On October 13, 2014, the Company entered into a convertible promissory note with Tangiers for $33,000. The note bears interest at 10% and matured on October 13, 2015. Tangiers has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 45% of the lowest trading prices during the twenty trading days prior to the conversion date. As of June 30, 2022, balance of this note was $33,000, accrued interest of this note was $47,122. This note is currently in default and has a default interest rate of 20% per annum.

GSM Fund Management LLC

On January 30, 2015, the Company entered into an assignment and modification agreement to assign $62,500 of the convertible promissory note of VTG dated January 23, 2014 to GSM Fund Management LLC (“GSM”). The note bears interest at 12% and matured on January 30, 2016. GSM has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest closing bid price in the 15 trading days prior to the conversion date. The Company recorded a loss on extinguishment of debt of $52,364 related to the exchange. On April 9, 2018, the Company issued 150,221,707 shares of common stock for the conversion of this note in the amount of $7,511.

On July 23, 2021, the Company, Pursuant to Chapter 104 - Uniform Commercial Code—Original Articles, NRS 104.3603 - Tender of payment. NV Rev Stat § 104.3603 (2013) and other applicable law, issued a Notice of Tender to GSM Fund Management LLC by a registered letter. The Company tendered full payment for the then outstanding balance of the Note, in the amount of $37,297. Such tender of payment by the Company to GSM Fund Management LLC was in full discharge of the Company’s obligations under the Note. The registered letter was received by the counter party on August 3, 2021, but the Company did not receive any responses from GSM Fund Management LLC. As per the statue, the Company has decided to cease to incur penalty interest on the date the letter was received by GSM Fund Management LLC and will move from convertible liability to a short-term debt and be a fixed amount going forward.

Microcap Equity Group, LLC

On February 23, 2015, the Company entered into a convertible promissory note with Microcap Equity Group LLC (“Microcap”) for $20,000, which was issued in exchange for a portion of the promissory note issued to VTG on January 23, 2014. The note matured on January 23, 2017. Microcap has the right to convert the balance outstanding into the Company’s common stock at a rate equal to 40% of the lower of the lowest bid price during the thirty trading days prior to the conversion date, or the lowest bid price on the day that the converted shares are cleared for physical delivery. The Company recorded a loss on extinguishment of debt of $28,213 related to the exchange. As of June 30, 2022, balance of this note was $4,654, accrued interest of this note was $4,099. The note is currently in default. The default had no effect on the note’s interest rate.

F-11

Virtual Technology Group, Ltd

On January 23, 2014, the Company entered into a convertible promissory note with VTG for $1,500,000. VTG has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 100% of the average of the closing bid prices for the seven trading days prior to the conversion date when the Company’s shares are traded in the OTCQB or during the ten trading days prior to the conversion date when the Company’s shares are traded on another other exchange. On November 10, 2014, $50,000 of this note was replaced with a note issued to LG. On January 20, January 23 and January 30, 2015, $60,000, $20,000 and $62,500 of this note were replaced with notes issued to JSJ, Microcap and GSM. As of June 30, 2022, balance of this note was $481,500, accrued interest of the note was $628,138. The note is currently in default and has a default interest rate of 24% per annum.

Gold Globe Investments Ltd

On January 23, 2014, the Company entered into a convertible promissory note with GGIL for $2,800,000. GGIL has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 100% of the average of the lowest three trading prices during the seven trading days prior to the conversion date when the Company’s shares are traded in the OTCQB or during the ten trading days prior to the conversion date when the Company’s shares are traded on another exchange. On December 3, 2014, $45,000 of this note was replaced with a note issued to Tangiers. As of June 30, 2022, balance of this note was $2,324,000, accrued interest of this note was $3,031,769. The note is currently in default and has a default interest rate of 24% per annum.

Vista Capital Investments, LLC.

On April 15, 2014, the Company entered into a convertible promissory note with Vista Capital Investments, LLC (“Vista”) for $250,000. The note has an original issuance discount of $25,000. The note matures 2 years from the date of each payment of the principal from Vista. In the event that the note remains unpaid at maturity date, the outstanding balance shall immediately increase to 120% of the outstanding balance. Vista has the right to convert the outstanding balance into the Company’s common stock at a rate equal to the lesser of $0.008 per share or 60% of the lowest trade occurring during the twenty-five consecutive trading days preceding the conversion date. Due to certain events that occurred during 2014, the conversion price has been reset to $0.005 per share or 50% of the lowest trade occurring during the twenty-five consecutive trading days preceding the conversion date. Pursuant to the agreement, if the conversion price calculated under this agreement is less than $0.01 per share, the principal amount outstanding shall increase by $10,000 (“SubPenny”). $25,000 net proceeds were received on April 23, 2014. The remaining fund of this note has not been received. As of June 30, 2022, balance of this note was $5,800 which matured on April 15, 2016, accrued interest of this note was $6,947. The note is currently in default. The default had no effect on the note’s interest rate.

Loans from shareholders

On September 5, 2008, Elmside Pty Ltd, a company related to a former director, agreed to an interest free loan of $55,991 to the Company on an as-needed basis to fund the business operations and expenses of the Company until December 9, 2011, the due date of the loan. The note is in default.

As of June 30, 2022 and 2021, the Company had advances of $59,391 from its officer. The advances form the officers are due on demand, unsecured with no interest.

NOTE 5 – DERIVATIVE LIABILITIES – NOTE CONVERSION FEATURE

Due to the conversion features contained in the convertible notes issued, the actual number of shares of common stock that would be required if a conversion of the note as further described in Note 4 was made through the issuance of the Company’s common stock cannot be predicted, and the Company could be required to issue an amount of shares that may cause it to exceed its authorized share amount. As a result, the conversion feature requires derivative accounting treatment and will be bifurcated from the note and “marked to market” each reporting period through the income statement. The fair value of the conversion future of these notes was recognized as a derivative liability instrument and will be measured at fair value at each reporting period.

F-12

The Company remeasured the fair value of the instrument as of June 30, 2022, and recorded a loss of $227,874 for the period ended June 30, 2022. The Company determined the fair values of these liabilities using a Black-Scholes valuation model.

On July 23, 2021, the Company, Pursuant to Chapter 104 - Uniform Commercial Code—Original Articles, NRS 104.3603 - Tender of payment. NV Rev Stat § 104.3603 (2013) and other applicable law, issued a Notice of Tender to GSM Fund Management LLC by a registered letter. The Company tendered full payment for the then outstanding balance of the Note, in the amount of $37,297. Such tender of payment by the Company to GSM Fund Management LLC was in full discharge of the Company’s obligations under the Note. The registered letter was received by the counter party on August 3, 2021, but the Company did not receive any responses from GSM Fund Management LLC. As per the statue, the Company has decided to cease to incur penalty interest on the date the letter was received by GSM Fund Management LLC and will move from convertible liability to a short-term debt and be a fixed amount going forward. As such the derivative liability of $21,221 was settled.

The following table provides a summary of the changes in fair value of the derivative financial instruments measured at fair value on a recurring basis using significant unobservable inputs:

Fair value at December 31, 2021	$3,297,575
Change in fair value of derivative liabilities	227,874
Settlement of derivative liabilities	-
Fair value at June 30, 2022	$3,525,449

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, we may be party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

Commitments and Contingencies

On January 22, 2018, the Company entered into a lease agreement for an office located at Tenancy 2, Level 3, 2 Grosvenor Street, Bondi Junction, Australia. The Company pays approximately $68,585 per year plus applicable local sale tax and sharing expenses. The agreement, as amended, expires on November 14, 2020. On January 1, 2019, the Company and Articulate Pty Ltd (“Articulate”) entered into a Cancellation of Strategic Partnership Agreement. Pursuant to the agreement, ELRA will no longer utilize the commercial premises located at Suite 302, 2 Grosvenor Street Bondi Junction NSW Australia, and Articulate will continue to utilize these premises and as such the parties have agreed that there will be an assignment of a commercial lease from ELRA to Articulate and as such Articulate will take on all responsibilities for the lease.

NOTE 7 – RELATED PARTY TRANSACTIONS

Elmside Pty Ltd

On September 5, 2008, Elmside Pty Ltd, a company related to a former director, agreed to an interest free loan to the Company on an as-needed basis to fund the business operations and expenses of the Company until December 9, 2011, the due date of the loan. As of June 30, 2022 and December 31, 2021, loans from Elmside, a shareholder, were $55,991. The loans are currently in default.

Articulate Pty Ltd and Brian Goodman

As of June 30, 2022 and December 31, 2021, the Company had accounts payable of $2,803,530 and $2,858,816, respectively, to its chief executive officer and Articulate Pty Ltd (“Articulate”), a company controlled by the Company’s chief executive officer, for consulting fees, reimbursement of expenses and compensation.

On August 24, 2016, the Company entered into a strategic partnership agreement with Articulate. Pursuant to the agreement, Articulate will provide non-exclusive back office services to the Company’s clients. In exchange for the service, Elray agreed to pay $10,000 for each month Articulate provides services. Elray will receive 0.5% of the software usage fee paid by Elray’s clients through Articulate. On January 1, 2019, the Company entered into a Cancellation of Strategic Partnership Agreement with Articulate, pursuant to which Articulate will no longer provide support, marketing and back-office services to the Company and the Company will not charge Articulate software usage fees. As of June 30, 2022 and December 31, 2021, receivable from Articulate for software usage fee was $133,091 and $196,188, respectively.

F-13

Jay Goodman and Brett Goodman

On May 15, 2013, the Company entered into an agreement with Jay Goodman, son of the Company’s chief executive officer, to provide consulting services assisting the Company with data segmentation, financial and statistical services. In consideration for such services, the Company pays $3,000 per month to Jay Goodman. On January 1, 2019, the consulting agreement was cancelled. As of June 30, 2022 and December 31, 2021, the Company had $202,500 payable to Jay Goodman.

Globaltech Software Services LLC

The Company’s chief executive officer is a member of Globaltech Software Services LLC (“Globaltech”). As of June 30, 2022 and December 31, 2021, the Company had other payable to Globaltech of $39,824.

NOTE 8 – EQUITY

Preferred Stock – Series A

On May 3, 2012, the Company authorized the creation of 300,000,000 shares of Series A preferred stock. The Class A Preferred Series shares are convertible at a rate of 0.0000003 common shares for each Series A Preferred Share. As of June 30, 2022 and December 31, 2021, there were no Series A Preferred Stock outstanding.

Preferred Stock – Series B

On July 1, 2012, the Company authorized the creation of 100,000,000 shares of Series B preferred stock. On September 24, 2012, the authorized Series B Preferred Stock was increased from 100,000,000 to 280,000,000. After a series of reverse stock splits, the Series B Preferred stock is convertible at a rate of 0.000000003 common stock for each Series B Preferred stock.

On July 14, 2013, the Company entered into a 12-month consultancy agreement with VTG to assist the Company in developing marketing and supporting the technology of virtual online horse racing products and to provide the Company the exclusive use right to certain website domains. In consideration for such services and domains, the Company issued 192,000,000 Series B Preferred shares to VTG. The 192,000,000 Series B Preferred stock have been recorded at their estimated fair value of $43,031.

Preferred Stock – Series C

On June 20, 2014, the Company authorized the creation of 10,000,000 shares of Series C preferred stock. The Series C preferred shares are convertible at a rate of 0.0003 common shares for each Series C Preferred Share.

On September 18, 2014, the Company entered into an agreement to acquire a 25% interest in Globaltech Software Services LLC doing business as Golden Galaxy (“Golden Galaxy”) which operates online casinos. Under the terms of the purchase agreement, the Company will be entitled to 1% of the gross wagering generated by Golden Galaxy. In consideration for the purchase, the Company issued 5,000,000 shares of the Company’s Series C preferred stock in June 2015 and recorded $5,000 of other asset. On April 1, 2015, the Company terminated the agreement and stopped receiving 1% of the gross wagering generated by Golden Galaxy. During the year ended December 31, 2017, the management recorded an impairment of $5,000 due to the uncertain recoverability of the other asset.

On September 18, 2014, the Company entered into an agreement with Yangjiu Xie, owner of Asialink Treasure Limited (“ATL”). Pursuant to the agreement, the Company issued 2,083,333 shares of its Series C preferred stock as part of the consideration to acquire 49% of the outstanding shares of ATL in a series of transactions. These shares were recorded at their par value of $2,083 with a subscription receivable at the same amount. The Company has not received the certificate of ownership from ATL.

NOTE 9 – SUBSEQUENT EVENTS

On July 19, 2022, the Company filed a Registration Statement (the “Offering”) pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). The Company is offering for sale a maximum of 1,000,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $0.0005 per share. A minimum purchase of $5,000 of the Offered Shares is require and any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold for the offering to close. All proceeds from the offering will become immediately available to the Company and may be used as they are accepted. The Company intends to use the proceeds of the offering for general working capital and administrative expenses. The Offering received a notice of qualification on July 28, 2022.

F-14

ELRAY RESOURCES, INC.
Condensed Balance Sheets
(Unaudited)
	December 31,	December 31,
	2021	2020
ASSETS

Current assets:
Cash	15,262	13,412
Account receivable-related party	196,188	318,088
Prepaid Expenses	9,971	9,971
Total current assets	221,421	341,471
Rent deposit and other deposit	-	26,145
Total assets	221,421	367,616

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	5,501,916	4,786,187
Accounts payable – related parties	3,061,316	3,189,574
Advances from shareholders	59,391	59,391
Other payable-related party	39,824	39,824
Short-term debt	1,727,266	1,689,905
Notes payable	45,429	45,429
Convertible notes payable, net of discounts	3,121,102	3,131,981
Derivative liabilities - note conversion feature	3,297,575	2,987,119
Total liabilities	16,853,819	15,929,410

Shareholders' deficit:
Series A preferred stock, par value $0.001, 300,000,000 shares authorized, 0 and 0 shares issued and outstanding, respectively
Series B preferred stock, par value $0.001, 280,000,000 shares authorized, 192,000,000 and 192,000,000 shares issued and outstanding, respectively	192,000	192,000
Series C preferred stock, par value $0.001, 10,000,000 shares authorized,7,083,333 and 7,083,333 shares issued and outstanding, respectively	7,083	7,083
Common stock, par value $0.001,2,500,000,000 shares authorized, 2,405,612,176 and 2,405,612,176 shares issued and outstanding, respectively	2,405,612	2,405,612
Additional paid-in capital	15,742,685	15,721,464
Subscription receivable	(75,672)	(75,672)
Stock issuable	5,022	5,022
Accumulated deficit	(34,909,128)	(33,817,303)
Total shareholders' deficit	(16,632,398)	(15,561,794)
Total liabilities and shareholders' deficit	221,421	367,616

See accompanying notes to these unaudited consolidated financial statements.

F-15

ELRAY RESOURCES, INC.
Condensed Statements of Operations
(unaudited)
	For the Years
	Ended December 31,
	2021	2020

Revenues – related parties	-	-
Gross Profit	-	-

Costs and expenses
General and administrative expenses	22,785	3,879
Total operating expenses	22,785	3,879
Loss from operations	(22,785)	(3,879)

Other income (expense):
Interest expense	(737,363)	(740,190)
Unrealized gain (loss) on derivative liability - note conversion feature	(331,677)	(690,235)
Total other income (expense)	(1,069,040)	(1,430,425)
Net profit (loss)	(1,091,825)	(1,434,304)

Net loss per common share - basic	-	-
Net loss per common share - diluted	-	-

Weighted average number of common shares outstanding - basic	2,405,612,176	2,405,612,176
Weighted average number of common shares outstanding – diluted	2,405,612,176	2,405,612,176

F-16

ELRAY RESOURCES, INC.

Condensed Statements of Shareholders’ Deficit

Years Ended December 31, 2020 and 2021

	Series B Preferred Stock		Series C Preferred Stock		Common Stock		Additional Paid-in	Subscription	Stock	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Issuable	Deficit	Deficit

Balance at December 31, 2019	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,721,464	(75,672)	5,022	(32,382,999)	(14,127,490)
Net loss	-	-	-	-	-	-	-	-	-	(1,325,401)	(1,325,401)
Balance at March 31, 2020	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,721,464	(75,672)	5,022	(33,708,400)	(15,452,891)
Net loss	-	-	-	-	-	-	-	-	-	(202,368)	(202,368)
Balance at June 30, 2020	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,721,464	(75,672)	5,022	(33,910,768)	(15,655,259)
Net loss	-	-	-	-	-	-	-	-	-	(58,084)	(58,084)
Balance at September 30, 2020	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,721,464	(75,672)	5,022	(33,968,852)	(15,713,343)

F-17

Balance at December 31, 2020	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,721,464	(75,672)	5,022	(33,817,303)	(15,561,794)
Net loss	-	-	-	-	-	-	-	-	-	(791,264)	(791,264)
Balance at March 31, 2021	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,721,464	(75,672)	5,022	(34,608,567)	(16,353,058)
Net loss	-	-	-	-	-	-	-	-	-	(875,650)	(875,650)
Balance at June 30, 2021	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,721,464	(75,672)	5,022	(35,484,217)	(17,228,708)
Settlement of derivative liabilities	-	-	-	-	-	-	21,221	-	-		21,221
Net profit	-	-	-	-	-	-	-	-	-	749,264	749,264
Balance at September 30, 2021	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,742,685	(75,672)	5,022	(34,734,953)	(16,458,223)
Net loss	-	-	-	-	-	-	-	-	-	(174,175)	(174,175)
Balance at December 31, 2021	192,000,000	192,000	7,083,333	7,083	2,405,612,176	2,405,612	15,742,685	(75,672)	5,022	(34,909,128)	(16,632,398)

F-18

Elray Resources. INC

Condensed Cash Flow Statements

(Unaudited)

	For the Years
	Ended December, 31
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	(1,091,825)	(1,434,304)
Adjustments to reconcile net loss to net cash
Loss on derivative liabilities - note conversion feature	331,677	690,235
Changes in operating assets and liabilities:
Accounts receivable - related parties	121,900	173,000
Accounts payable	742,211	738,560
Accounts payable - related parties	(102,113)	(162,106)
CASH USED FOR OPERATING ACTIVITIES	1,850	5,385

NET INCREASE (DECREASE) IN CASH	1,850	5,385
CASH AT BEGINNING OF PERIOD	13,412	8,027
CASH AT END OF PERIOD	15,262	13,412

Supplemental disclosure of non-cash activities
Settlement of derivative liabilities	21,221	-
Transfer of convertible notes payable and interest payable into short-term debt	37,361	-
Settlement of rent deposit	(26,145)	-

See accompanying notes to these unaudited consolidated financial statements.

F-19

ELRAY RESOURCES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 (Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Elray Resources, Inc. ("Elray" or the "Company"), a Nevada Company formed on December 13, 2006, has been providing marketing and support for online gaming operations. The Company maintains its administrative office in Australia and its gaming operations is currently targeting the Asian market.

The accompanying unaudited condensed consolidated financial statements of Elray have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments purchased with an original maturity of three months or less to be cash equivalents.

Derivative Instruments

Derivatives are measured at their fair value on the balance sheet. In determining the appropriate fair value, the Company uses the Black-Scholes-Merton option pricing model. Changes in fair value are recorded in the statements of operations.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Our financial instruments include cash, accounts receivable – related parties, accounts payable and accrued liabilities, notes payable, short term debt payable, convertible notes payable, advances from shareholders, and derivative liabilities. The carrying values of these financial instruments approximate their fair value due to their short-term nature except for derivative liabilities. The derivative liabilities are stated at their fair value as a level 3 measurement.

Revenues

Prior to January 1, 2018, revenues were recognized when the four basic criteria for recognition were met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured. The Company adopted new accounting guidance for revenue recognition effective January 1, 2018 which did not have a material impact on the Company’s financial statements.

Beginning January 1, 2018, the Company analyzes contracts to determine the appropriate revenue recognition using the following steps: (i) identification of contracts with customers; (ii) identification of distinct performance obligations in the contract; (iii) determination of contract transaction price; (iv) allocation of contract transaction price to the performance obligations; and (v) determination of revenue recognition based on timing of satisfaction of the performance obligation. The Company recognizes revenues upon the satisfaction of its performance obligations (upon transfer of control of promised goods or services to customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services.

F-20

The Company currently has no revenues during the year ended December 31, 2021.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. On December 22, 2017, new federal tax reform legislation was enacted in the United States (the “2017 Tax Act”), resulting in significant changes from previous tax law. The 2017 Tax Act reduces the federal corporate income tax rate to a flat 21% effective January 1, 2018.

Tax benefits are initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the tax authorities. Such tax positions are initially, and subsequently, measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority, assuming full knowledge of the position and all relevant facts. No deferred tax asset attributable to the net operating loss carry forward has been recognized, as it is not deemed likely to be realized.

Loss Per Common Share

Basic net earnings (loss) per common share are computed by dividing net earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

The dilutive effect of outstanding stock options and warrants is reflected in diluted earnings per share by application of the treasury stock method. The dilutive effect of outstanding convertible securities and preferred stock is reflected in diluted earnings per share by application of the if-converted method.

As of December 31, 2021, the annual potentially diluted loss per share excludes notes convertible to 2,854,489,567 shares of the Company’s common stock and preferred stock convertible to 2,125 shares of the Company’s common stock.

Subsequent Events

Elray evaluated subsequent events through the date these financial statements were issued for disclosure purposes.

Recent Accounting Pronouncements

In February 2016, a pronouncement was issued that creates new accounting and reporting guidelines for leasing arrangements. The new guidance requires organizations that lease assets to recognize assets and liabilities on the balance sheet related to the rights and obligations created by those leases, regardless of whether they are classified as finance or operating leases. Consistent with current guidance, the recognition, measurement, and presentation of expenses and cash flows arising from a lease primarily will depend on its classification as a finance or operating lease. The guidance also requires new disclosures to help financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. The new standard is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, with early application permitted. The new standard is to be applied using a modified retrospective approach. The Company is currently evaluating the impact of the new pronouncement on its financial statements.

Elray’s management does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

F-21

NOTE 2 – GOING CONCERN

The accompanying unaudited consolidated financial statements of Elray have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company sustained a loss of $1,091,825 for the year ended December 31, 2021. The factor raises substantial doubt regarding the Company’s ability to continue as a going concern. Without realization of additional capital, it would be unlikely for Elray to continue as a going concern. Elray's management plans on raising cash from public or private debt, on an as needed basis, and in the longer term, revenues from the gambling business. Elray's ability to continue as a going concern is dependent on these additional cash financings, and, ultimately, upon achieving profitable operations through the development of its gambling business.

NOTE 3 – SHORT-TERM DEBT

On December 20, 2013, the Company entered into a settlement agreement with Tarpon Bay Partners LLC (“Tarpon”) whereby Tarpon acquired certain notes and accounts payable against the Company in the amount of $2,656,214. Pursuant to the agreement, the Company and Tarpon submitted the settlement agreement to the Circuit Court of the Second Judicial Circuit, Leon County, Florida for a hearing on the fairness of the agreement and the exemption from registration under the Securities Act of 1933 for the shares that will be issued to Tarpon for resale (“Settlement Shares”). 75% of the proceeds less all applicable fees and charges from the resale of the Settlement Shares will be remitted to the original claim holders of the Company (“Remittance Amount”). The Company agreed to issue sufficient shares to generate proceeds such that the aggregate Remittance Amount equals $2,656,214. The settlement agreement was effective on January 27, 2014 when the court granted approval.

On May 17, 2018, the Company entered into a cancellation and release agreement with Tarpon. Pursuant to the agreement, the outstanding balance of the original notes and accounts payable of the Company shall continue to be an obligation of the Company. The Company reclassified $1,689,905 of the outstanding settlement payable to short-term debt and $472,254 of the outstanding settlement payable to accounts payable.

GSM Fund Management LLC

On January 30, 2015, the Company entered into an assignment and modification agreement to assign $62,500 of the convertible promissory note of VTG dated January 23, 2014 to GSM Fund Management LLC (“GSM”). The note bears interest at 12% and matured on January 30, 2016. GSM has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest closing bid price in the 15 trading days prior to the conversion date. The Company recorded a loss on extinguishment of debt of $52,364 related to the exchange. On April 9, 2018, the Company issued 150,221,707 shares of common stock for the conversion of this note in the amount of $7,511.

On July 23, 2021, the Company, Pursuant to Chapter 104 - Uniform Commercial Code—Original Articles, NRS 104.3603 - Tender of payment. NV Rev Stat § 104.3603 (2013) and other applicable law, issued a Notice of Tender to GSM Fund Management LLC by a registered letter. The Company tendered full payment for the then outstanding balance of the Note, in the amount of $37,297. Such tender of payment by the Company to GSM Fund Management LLC was in full discharge of the Company’s obligations under the Note. The registered letter was received by the counter party on August 3, 2021, but the Company did not receive any responses from GSM Fund Management LLC. As per the statue, the Company has decided to cease to incur penalty interest on the date the letter was received by GSM Fund Management LLC and will move from convertible liability to a short-term debt and be a fixed amount going forward. As of December 31, 2021, balance of the debt was $37,361.

F-22

NOTE 4 – NOTES PAYABLE

Notes payable

Notes payable on December 31, 2021 and December 31, 2020 consisted of the following:

	Final Maturity	Interest Rate	December 31, 2021	December 31, 2020

Morchester International Limited	July 14, 2012	15%	$35,429	$35,429
Morchester International Limited	July 14, 2012	8%	10,000	10,000
Total			$45,429	$45,429

On December 9, 2011, Elray entered into an Amended Splitrock Agreement whereby the Company acquired certain assets and liabilities of Splitrock. As part of the liabilities assumed in terms of the Amended Splitrock Agreement, the Company assumed notes payable of $292,929 bearing interest of 8% or 15% per annum. On December 20, 2013, the Company entered into a settlement agreement with Tarpon Bay Partners LLC (“Tarpon”) whereby Tarpon acquired $247,500 of the notes payable against the Company. The remaining notes issued to Morchester International Limited not purchased by Tarpon are currently in default. The default had no effect on the notes’ interest rate.

Convertible notes payable

Convertible notes payable, at December 31, 2021 and December 31, 2020, consisted of the following:

	Interest Rate	December 31, 2021	December 31, 2020

JSJ Investments, Inc.	10%~20%	$128,853	$128,853
WHC Capital, LLC	22%	116,936	116,936
Beaufort Capital Partners, LLC	12%	10,966	10,966
Tangiers Investment Group, LLC	20%	48,393	48,393
GSM Fund Management, LLC	18%	-	10,879
Microcap Equity Group, LLC	10%	4,654	4,654
Virtual Technology Group, Ltd	24%	481,500	481,500
Gold Globe Investments Ltd	24%	2,324,000	2,324,000
Vista Capital Investments, LLC.	12%	5,800	5,800
Total		$3,121,102	$3,131,981

JSJ Investments, Inc.

On May 31, 2013, the Company entered into a convertible promissory note with JSJ Investments, Inc. (“JSJ”) for $50,000. The note matured on December 2, 2013. The note holder has the option to convert the note to common shares in the Company at a discount of 50% of the average closing price over the last 120 days prior to conversion, or the average closing price over the last seven days prior to conversion. As of December 31, 2021, the remaining principal of $10,670 has not been converted. The note is currently in default. As of December 31, 2021, accrued interest of this note was $9,109. The default had no effect on the note’s interest rate.

On August 21, 2014, the Company entered into a convertible promissory note with JSJ for $50,000 cash. The note matured on February 21, 2015. Upon the maturity, the note has a cash redemption premium of 150% of the principal amount. The note is convertible to the Company’s common shares at a discount of 60% of the average of the three lowest bids on the twenty days before the date this note is executed, or 60% of the average of the three lowest bids during the twenty trading days preceding the delivery of any conversion notice, whichever is lower. The note is currently in default and has a default interest rate of 20% per annum. As of December 31, 2021, balance of this note was $45,560, accrued interest of this note was $66,495.

F-23

On January 20, 2015, the Company entered into a convertible promissory note with JSJ for $40,000. The note bears interest at 12% and matured on July 20, 2015. Upon the maturity, the note has a cash redemption premium of 150% of the principal amount. The note is convertible to the Company’s common shares at 40% of the lowest trading price on the twenty days before the date this note is executed, or 40% of the lowest trading price during the twenty trading days preceding the delivery of any conversion notice, whichever is lower. The note is currently in default. The default had no effect on the note’s interest rate. As of December 31, 2021, balance of this note was $40,000, accrued interest of this note was $33,313.

On January 20, 2015, the Company entered into a convertible promissory note with JSJ for $60,000, which was issued in exchange for a portion of the promissory note issued to VTG on January 23, 2014. The note bears interest at 12% and matured on January 20, 2015. JSJ has the right to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest trading price on the twenty days before the date this note is executed, or 50% of the lowest trading price during the twenty trading days preceding the delivery of any conversion notice, whichever is lower. The Company recorded a loss on extinguishment of debt of $441 related to the exchange. The note is currently in default. The default had no effect on the note’s interest rate. As of December 31, 2021, balance of this note was $32,623, accrued interest of this note was $26,657.

WHC Capital, LLC

On September 23, 2014, the Company entered into a convertible promissory note with WHC Capital, LLC (“WHC”) for $75,000. The note bears interest at 12% and matured on September 23, 2015. WHC has the right at any time during the period beginning on the date of this note to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest intra-day trading price during the fifteen trading days prior to the conversion date. On September 23, 2015, the Company failed to repay the outstanding balance of this note and a penalty of $41,978 was added to the outstanding balance pursuant to the note terms. As of December 31, 2021, balance of this note was $116,936, accrued interest of this note was $170,470. This note is currently in default and has a default interest rate of 22% per annum.

Beaufort Capital Partners, LLC

On September 2, 2014, the Company entered into a convertible promissory note with Beaufort Capital Partners, LLC (“Beaufort”) for $21,000. The note matured on March 2, 2015. Beaufort has the right after the maturity date to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest trading prices during the fifteen trading days prior to the conversion date. Under certain conditions, the conversion price would be reset to $0.0001 or 65% off the lowest price of the previous five trading days.

As of December 31, 2021, balance of this note was $10,966, accrued interest of this note was $17,999. This note is currently in default. The default had no effect on the note’s interest rate.

Tangiers Investment Group, LLC

On October 13, 2014, the Company entered into a convertible promissory note with Tangiers Investment Group LLC (“Tangiers”) for $55,000. The note matured on October 13, 2015. Tangiers has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 45% of the lowest trading prices during the twenty trading days prior to the conversion date. As of December 31, 2021, balance of this note was $15,393, accrued interest of this note was $26,856. This note is currently and has a default interest rate of 20% per annum.

On October 13, 2014, the Company entered into a convertible promissory note with Tangiers for $33,000. The note bears interest at 10% and matured on October 13, 2015. Tangiers has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 45% of the lowest trading prices during the twenty trading days prior to the conversion date. As of December 31, 2021, balance of this note was $33,000, accrued interest of this note was $43,850. This note is currently in default and has a default interest rate of 20% per annum.

GSM Fund Management LLC

On January 30, 2015, the Company entered into an assignment and modification agreement to assign $62,500 of the convertible promissory note of VTG dated January 23, 2014 to GSM Fund Management LLC (“GSM”). The note bears interest at 12% and matured on January 30, 2016. GSM has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 50% of the lowest closing bid price in the 15 trading days prior to the conversion date. The Company recorded a loss on extinguishment of debt of $52,364 related to the exchange. On April 9, 2018, the Company issued 150,221,707 shares of common stock for the conversion of this note in the amount of $7,511.

F-24

On July 23, 2021, the Company, Pursuant to Chapter 104 - Uniform Commercial Code—Original Articles, NRS 104.3603 - Tender of payment. NV Rev Stat § 104.3603 (2013) and other applicable law, issued a Notice of Tender to GSM Fund Management LLC by a registered letter. The Company tendered full payment for the then outstanding balance of the Note, in the amount of $37,297. Such tender of payment by the Company to GSM Fund Management LLC was in full discharge of the Company’s obligations under the Note. The registered letter was received by the counter party on August 3, 2021, but the Company did not receive any responses from GSM Fund Management LLC. As per the statue, the Company has decided to cease to incur penalty interest on the date the letter was received by GSM Fund Management LLC and will move from convertible liability to a short-term debt and be a fixed amount going forward.

Microcap Equity Group, LLC

On February 23, 2015, the Company entered into a convertible promissory note with Microcap Equity Group LLC ("Microcap") for $20,000, which was issued in exchange for a portion of the promissory note issued to VTG on January 23, 2014. The note matured on January 23, 2017. Microcap has the right to convert the balance outstanding into the Company’s common stock at a rate equal to 40% of the lower of the lowest bid price during the thirty trading days prior to the conversion date, or the lowest bid price on the day that the converted shares are cleared for physical delivery. The Company recorded a loss on extinguishment of debt of $28,213 related to the exchange. As of December 31, 2021, balance of this note was $4,654, accrued interest of this note was $3,868. The note is currently in default. The default had no effect on the note’s interest rate.

Virtual Technology Group, Ltd

On January 23, 2014, the Company entered into a convertible promissory note with VTG for $1,500,000. VTG has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 100% of the average of the closing bid prices for the seven trading days prior to the conversion date when the Company’s shares are traded in the OTCQB or during the ten trading days prior to the conversion date when the Company’s shares are traded on another other exchange. On November 10, 2014, $50,000 of this note was replaced with a note issued to LG. On January 20, January 23 and January 30, 2015, $60,000, $20,000 and $62,500 of this note were replaced with notes issued to JSJ, Microcap and GSM. As of December 31, 2021, balance of this note was $481,500, accrued interest of the note was $570,833. The note is currently in default and has a default interest rate of 24% per annum.

Gold Globe Investments Ltd

On January 23, 2014, the Company entered into a convertible promissory note with GGIL for $2,800,000. GGIL has the right after a period of 180 days to convert the balance outstanding into the Company’s common stock at a rate equal to 100% of the average of the lowest three trading prices during the seven trading days prior to the conversion date when the Company’s shares are traded in the OTCQB or during the ten trading days prior to the conversion date when the Company’s shares are traded on another exchange. On December 3, 2014, $45,000 of this note was replaced with a note issued to Tangiers. As of December 31, 2021, balance of this note was $2,324,000, accrued interest of this note was $2,755,181. The note is currently in default and has a default interest rate of 24% per annum.

Vista Capital Investments, LLC.

On April 15, 2014, the Company entered into a convertible promissory note with Vista Capital Investments, LLC (“Vista”) for $250,000. The note has an original issuance discount of $25,000. The note matures 2 years from the date of each payment of the principal from Vista. In the event that the note remains unpaid at maturity date, the outstanding balance shall immediately increase to 120% of the outstanding balance. Vista has the right to convert the outstanding balance into the Company’s common stock at a rate equal to the lesser of $0.008 per share or 60% of the lowest trade occurring during the twenty-five consecutive trading days preceding the conversion date. Due to certain events that occurred during 2014, the conversion price has been reset to $0.005 per share or 50% of the lowest trade occurring during the twenty-five consecutive trading days preceding the conversion date. Pursuant to the agreement, if the conversion price calculated under this agreement is less than $0.01 per share, the principal amount outstanding shall increase by $10,000 (“Sub-Penny”). $25,000 net proceeds were received on April 23, 2014. The remaining fund of this note has not been received. As of December 31, 2021, balance of this note was $5,800 which matured on April 15, 2016, accrued interest of this note was $6,601. The note is currently in default. The default had no effect on the note’s interest rate.

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Loans from shareholders

On September 5, 2008, Elmside Pty Ltd, a company related to a former director, agreed to an interest free loan of $55,991 to the Company on an as-needed basis to fund the business operations and expenses of the Company until December 9, 2011, the due date of the loan. The note is in default.

As of December 31, 2021 and 2020, the Company had advances of $59,391 from its officer. The advances form the officers are due on demand, unsecured with no interest.

NOTE 5 – DERIVATIVE LIABILITIES – NOTE CONVERSION FEATURE

Due to the conversion features contained in the convertible notes issued, the actual number of shares of common stock that would be required if a conversion of the note as further described in Note 4 was made through the issuance of the Company’s common stock cannot be predicted, and the Company could be required to issue an amount of shares that may cause it to exceed its authorized share amount. As a result, the conversion feature requires derivative accounting treatment and will be bifurcated from the note and “marked to market” each reporting period through the income statement. The fair value of the conversion future of these notes was recognized as a derivative liability instrument and will be measured at fair value at each reporting period.

The Company remeasured the fair value of the instrument as of December 31, 2021, and recorded a loss of $331,677 for the period ended December 31, 2021. The Company determined the fair values of these liabilities using a Black-Scholes valuation model.

On July 23, 2021, the Company, Pursuant to Chapter 104 - Uniform Commercial Code—Original Articles, NRS 104.3603 - Tender of payment. NV Rev Stat § 104.3603 (2013) and other applicable law, issued a Notice of Tender to GSM Fund Management LLC by a registered letter. The Company tendered full payment for the then outstanding balance of the Note, in the amount of $37,297. Such tender of payment by the Company to GSM Fund Management LLC was in full discharge of the Company’s obligations under the Note. The registered letter was received by the counter party on August 3, 2021, but the Company did not receive any responses from GSM Fund Management LLC. As per the statue, the Company has decided to cease to incur penalty interest on the date the letter was received by GSM Fund Management LLC and will move from convertible liability to a short-term debt and be a fixed amount going forward. As such the derivative liability of $21,221 was settled.

The following table provides a summary of the changes in fair value of the derivative financial instruments measured at fair value on a recurring basis using significant unobservable inputs:

Fair value at December 31, 2020	$2,987,119
Change in fair value of derivative liabilities	331,677
Settlement of derivative liabilities	(21,221)
Fair value at December 31, 2021	$3,297,575

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

From time to time, we may be party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

Commitments and Contingencies

On January 22, 2018, the Company entered into a lease agreement for an office located at Tenancy 2, Level 3, 2 Grosvenor Street, Bondi Junction, Australia. The Company pays approximately $68,585 per year plus applicable local sale tax and sharing expenses. The agreement, as amended, expires on November 14, 2020. On January 1, 2019, the Company and Articulate Pty Ltd (“Articulate”) entered into a Cancellation of Strategic Partnership Agreement. Pursuant to the agreement, ELRA will no longer utilize the commercial premises located at Suite 302, 2 Grosvenor Street Bondi Junction NSW Australia, and Articulate will continue to utilize these premises and as such the parties have agreed that there will be an assignment of a commercial lease from ELRA to Articulate and as such Articulate will take on all responsibilities for the lease.

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NOTE 7 – RELATED PARTY TRANSACTIONS

Elmside Pty Ltd

On September 5, 2008, Elmside Pty Ltd, a company related to a former director, agreed to an interest free loan to the Company on an as-needed basis to fund the business operations and expenses of the Company until December 9, 2011, the due date of the loan. As of December 31, 2021 and December 31, 2020, loans from Elmside, a shareholder, were $55,991. The loans are currently in default.

Articulate Pty Ltd and Brian Goodman

As of December 31, 2021 and December 31, 2020, the Company had accounts payable of $2,858,816 and $2,987,074, respectively, to its chief executive officer and Articulate Pty Ltd (“Articulate”), a company controlled by the Company’s chief executive officer, for consulting fees, reimbursement of expenses and compensation.

On August 24, 2016, the Company entered into a strategic partnership agreement with Articulate. Pursuant to the agreement, Articulate will provide non-exclusive back office services to the Company’s clients. In exchange for the service, Elray agreed to pay $10,000 for each month Articulate provides services. Elray will receive 0.5% of the software usage fee paid by Elray’s clients through Articulate. On January 1, 2019, the Company entered into a Cancellation of Strategic Partnership Agreement with Articulate, pursuant to which Articulate will no longer provide support, marketing and back-office services to the Company and the Company will not charge Articulate software usage fees. As of December 31, 2021 and December 31, 2020, receivable from Articulate for software usage fee was $196,188 and $318,088, respectively.

Jay Goodman and Brett Goodman

On May 15, 2013, the Company entered into an agreement with Jay Goodman, son of the Company’s chief executive officer, to provide consulting services assisting the Company with data segmentation, financial and statistical services. In consideration for such services, the Company pays $3,000 per month to Jay Goodman. On January 1, 2019, the consulting agreement was cancelled. As of December 31, 2021 and December 31, 2020, the Company had $202,500 payable to Jay Goodman.

Globaltech Software Services LLC

The Company’s chief executive officer is a member of Globaltech Software Services LLC (“Globaltech”). As of December 31, 2021 and December 31, 2020, the Company had other payable to Globaltech of $39,824.

NOTE 8 – EQUITY

Preferred Stock – Series A

On May 3, 2012, the Company authorized the creation of 300,000,000 shares of Series A preferred stock. The Class A Preferred Series shares are convertible at a rate of 0.0000003 common shares for each Series A Preferred Share. As of December 31, 2021 and December 31, 2020, there were no Series A Preferred Stock outstanding.

Preferred Stock – Series B

On July 1, 2012, the Company authorized the creation of 100,000,000 shares of Series B preferred stock. On September 24, 2012, the authorized Series B Preferred Stock was increased from 100,000,000 to 280,000,000. After a series of reverse stock splits, the Series B Preferred stock is convertible at a rate of 0.000000003 common stock for each Series B Preferred stock.

F-27

On July 14, 2013, the Company entered into a 12-month consultancy agreement with VTG to assist the Company in developing marketing and supporting the technology of virtual online horse racing products and to provide the Company the exclusive use right to certain website domains. In consideration for such services and domains, the Company issued 192,000,000 Series B Preferred shares to VTG. The 192,000,000 Series B Preferred stock have been recorded at their estimated fair value of $43,031.

Preferred Stock – Series C

On June 20, 2014, the Company authorized the creation of 10,000,000 shares of Series C preferred stock. The Series C preferred shares are convertible at a rate of 0.0003 common shares for each Series C Preferred Share.

On September 18, 2014, the Company entered into an agreement to acquire a 25% interest in Globaltech Software Services LLC doing business as Golden Galaxy (“Golden Galaxy”) which operates online casinos. Under the terms of the purchase agreement, the Company will be entitled to 1% of the gross wagering generated by Golden Galaxy. In consideration for the purchase, the Company issued 5,000,000 shares of the Company’s Series C preferred stock in June 2015 and recorded $5,000 of other asset. On April 1, 2015, the Company terminated the agreement and stopped receiving 1% of the gross wagering generated by Golden Galaxy. During the year ended December 31, 2017, the management recorded an impairment of $5,000 due to the uncertain recoverability of the other asset.

On September 18, 2014, the Company entered into an agreement with Yangjiu Xie, owner of Asialink Treasure Limited (“ATL”). Pursuant to the agreement, the Company issued 2,083,333 shares of its Series C preferred stock as part of the consideration to acquire 49% of the outstanding shares of ATL in a series of transactions. These shares were recorded at their par value of $2,083 with a subscription receivable at the same amount. The Company has not received the certificate of ownership from ATL.

NOTE 9 – SUBSEQUENT EVENTS

None.

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PART III – EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
2. Charter and Bylaws
2.1	Articles of Incorporation, as amended, from inception, December 13, 2006, through December 31, 2012.	Filed previously.
2.2	Articles of Incorporation, as amended from January 1, 2013, through December 31, 2015	Filed previously.
2.3	Articles of Incorporation, as amended from January 1, 2016, through July 11, 2022	Filed previously.
2.4	Certificate of Amendment to Articles of Incorporation filed July 12, 2022	Filed previously.
2.4.1	Certificate of Amendment to Articles of Incorporation filed October 17, 2022	Filed herewith.
2.5	Bylaws	Exhibit 3.2 to Registration Statement on Form SB-2 filed June 11, 2007
3. Instruments defining the rights of securityholders
3.1	Splitrock Purchase Agreement dated February 23, 2011	Exhibit 1.1 to Current Report on Form 8-K filed February 25, 2011
3.2	Amended Splitrock Purchase Agreement dated December 9, 2011	Exhibit 1.1 to Current Report on Form 8-K filed December 14, 2011
3.3	Convertible Promissory Note dated May 6, 2013, $50,000 principal amount, in favor of JSJ Investments, Inc.	Filed previously
3.4	Convertible Promissory Note dated August 21, 2014, $50,000 principal amount, in favor of JSJ Investments, Inc.	Filed previously
3.5	Convertible Promissory Note dated January 20, 2015, $40,000 principal amount, in favor of JSJ Investments, Inc.	Filed previously
3.6	Convertible Promissory Note dated January 20, 2015, $60,000 principal amount, in favor of JSJ Investments, Inc.	Filed previously
3.7	Convertible Promissory Note dated September 23, 2014, $75,000 principal amount, in favor of WHC Capital, LLC.	Filed previously
3.8	Convertible Promissory Note dated September 2, 2014, $30,000 principal amount, in favor of Beaufort Partners LLC.	Filed previously
3.9	Convertible Promissory Note dated October 13, 2014, $55,000 principal amount, in favor of Tangiers Investment Group, LLC.	Filed previously
3.10	Convertible Promissory Note dated October 13, 2014, $33,000 principal amount, in favor of Tangiers Investment Group, LLC.	Filed previously
3.11	Convertible Promissory Note dated February 23, 2015, $20,000 principal amount, in favor of Microcap Equity Group, LLC.	Filed previously
3.12	Convertible Promissory Note dated January 23, 2014, $1,500,000 principal amount, in favor of Virtual Reality Group, LLC.	Filed previously
3.13	Convertible Promissory Note dated January 23, 2014, $2,800,000 principal amount, in favor of Gold Globe Investments Ltd.	Filed previously
3.14	Convertible Promissory Note dated April 15, 2014, $25,000 principal amount, in favor of Vista Capital Investments, LLC.	Filed previously

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4. Subscription Agreement
4.1	Subscription Agreement	Filed previously

6. Material Agreements
6.1	Splitrock Purchase Agreement dated February 23, 2011	Exhibit 1.1 to Current Report on Form 8-K filed February 25, 2011
6.2	Amended Splitrock Purchase Agreement dated December 9, 2011	Exhibit 1.1 to Current Report on Form 8-K filed December 14, 2011
6.3	Know-How and Asset Purchase Agreement among the Company, Virtual Technology Group, LLC and Gold Globe Investments Limited dated January 23, 2014.	Filed previously
6.4	Strategic Partnership Agreement between the Company and Articulate Pty Ltd dated August 24, 2016	Filed previously
11. Consents
11.1	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)	Filed herewith
12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	Filed herewith

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on October 24, 2022.

ELRAY RESOURCES, INC.

By:	/s/ Anthony B. Goodman
Anthony B. Goodman
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Anthony B. Goodman	October 24, 2022
Anthony B. Goodman Chief Executive Officer, President, Chief Financial Officer, Secretary and Director

/s/ Weiting Feng	October 24, 2022
Weiting Feng Treasurer and Director

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